EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT
dated as of January 10, 2014
by and among
Agenus Inc., a Delaware corporation, as Purchaser,
4-Antibody AG, a joint stock company under the laws of Switzerland,
The Shareholders set out herein,
and
VISCHER AG, represented by Dr. Matthias Staehelin, as the Representative

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EXHIBITS
Exhibit A    Shareholders; Spreadsheet
Exhibit B    Closing Deliveries
SCHEDULES
Company Disclosure Letter

SHARE EXCHANGE AGREEMENT
This SHARE EXCHANGE AGREEMENT, dated as of January 10, 2014 (this “Agreement”), is by and among Agenus Inc., a Delaware corporation (“Purchaser”), 4-Antibody AG, a joint stock company formed under the laws of Switzerland (the “Company”), the stockholders of the Company who are parties to this Agreement and whose names are set forth in Exhibit A under the headline “Shareholders” (the “Shareholders”) and the Representative. Certain capitalized terms used herein have the meanings assigned to them in Section 9.1.
BACKGROUND
The board of directors of each of the Purchaser and the Company has determined that the execution, delivery and performance of this Agreement and the consummation of the Transactions would be advisable and in the best interests of their respective shareholders and, subject to the terms and conditions set forth herein, have approved this Agreement and the Transactions.
The Company’s outstanding share capital consists of Company Ordinary Shares, Company Series A Shares and Company Series B Shares.
The Noteholders are the holders of the Company Convertible Notes in the principal amounts set forth in Section 2.2(b) of the Company Disclosure Letter.
The Shareholders are the legal owners of the series and numbers of Shares set forth next to their names in Section 2.2(b) of the Company Disclosure Letter (collectively, the “Shares”).
Each Shareholder has approved, and deems it advisable and in the best interests of the Shareholder to consummate, the sale of the Shares to Purchaser, and Purchaser desires to purchase the Shares from the Shareholders, in each case pursuant and subject hereto.
As a condition and inducement to Purchaser’s entering into this Agreement, the Shareholders are agreeing hereunder to indemnify Purchaser for certain matters relating to the Company and the Shares, and the right of the Shareholders to receive the Purchase Price payable with respect to their Shares hereunder shall be subject to the indemnification obligations of the Shareholders set forth herein.
VISCHER AG, represented by Dr. Matthias Staehelin, has been appointed as the initial Representative as of the date hereof pursuant to Section 8.8 for the purposes set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Article 1
PURCHASE AND SALE
Section 1.1    Sale and Transfer of Shares.
(a)    Subject to the terms and conditions hereof, at the Closing, each Shareholder will sell, convey, assign, transfer and deliver, or will cause to be sold, conveyed, assigned, transferred and delivered, to Purchaser, and Purchaser will purchase, acquire, assume and accept, all right, title and interest in and to all of the Shares owned beneficially and of record by such Shareholder as set forth opposite such holder’s name in the Spreadsheet, free and clear of all Encumbrances (other than (i) post-Closing restrictions on transfer set forth in the organizational documents of the Company, (ii) post-Closing restrictions arising pursuant to applicable securities Laws, and (iii) Encumbrances created by Purchaser) and with the benefit of all rights of whatsoever nature attaching or accruing to the Shares, including all rights to any dividends and distributions declared, paid or made in respect of the Shares on or after the Closing.
(b)    Subject to the terms and conditions hereof, in exchange for the Shares sold hereunder by the Shareholders, the Shareholders will have a right to receive consideration in the form of Closing Consideration Shares and Milestone Consideration (also referred to herein collectively as the “Purchase Price”) in accordance with Section 1.2, Section 1.5 and Section 1.7, which will be allocated among them as set out in the Spreadsheet (or as otherwise directed by the Representative). The Spreadsheet shall provide that to the extent an individual Shareholder would be entitled to a fractional share of Purchaser Common Stock, such fractional share shall be rounded up to a whole share of Purchaser Common Stock. The shares of Purchaser Common Stock issued pursuant to this Agreement may bear such legends as Purchaser may consider necessary or advisable to facilitate compliance with the Securities Act or the securities laws of any state or other jurisdiction.
Section 1.2    Closing.
(a)    The closing of the Transactions (the “Closing”) shall take place at 10 a.m. local time on the date that is three Business Days after the satisfaction or waiver of each of the conditions set forth in Article 6 (except for such conditions that by their nature will be satisfied at Closing) or at such other time and date as Purchaser and the Representative agree in writing. The Closing shall take place at the offices of Choate, Hall & Stewart, LLP, Two International Place, Boston, Massachusetts 02110 or at such other location as Purchaser and the Representative agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.” All acts and proceedings to be taken and all documents to be executed and delivered by the parties at the Closing will be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no acts or proceedings will be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
(b)    At least three (3) Business Days prior to the Closing, the Representative will furnish to Purchaser a certificate signed by the Representative setting forth (i) an updated Schedule of Closing Cash, Liabilities and Indebtedness and (ii) written instructions specifying the Closing Consideration Shares to be issued to each recipient thereof at the Closing and delivery instructions for such payments.
(c)    At the Closing the Shareholders shall:
(1)    deliver to Purchaser the original share certificates representing the Shares, duly endorsed in the name of Purchaser;
(2)    deliver an unanimous resolution of the Board of Directors of the Company approving the transfer of Shares to the Purchaser and the registration of the Purchaser as sole shareholder of the Company’s share register as of the Closing Date;
(3)    update the Company’s share register, evidencing the registration, as of the Closing Date, of Purchaser as holder with full voting rights with respect to the Shares; and
(4)    deliver to Purchaser letters of resignation signed by each member of the board of directors of the Company, pursuant to which each of them resign on the Closing Date, and containing a statement of the resigning director that he has been fully compensated for the services rendered to the Company and that he has no claim of whatever nature against the Company.
(d)    At the Closing, upon fulfilment by each Shareholder of the obligations set forth in Section 1.2(c), Purchaser will deliver (or cause Purchaser’s Transfer Agent to deliver) the Closing Consideration Shares to the Shareholders or to cause Purchaser’s Transfer Agent to deliver such Closing Consideration Shares to the account of such Shareholder on the stock transfer records of Purchaser, in accordance with the written instructions of the Representative and as allocated among them as set forth in the Spreadsheet.
(e)    Immediately after the Closing (on the Closing Date), Purchaser will hold an extraordinary general meeting of the Company’s shareholders for the purpose of electing new members of the Company’s board of directors to replace those elected by the Shareholders, who shall have resigned with effect on the Closing Date; the Purchaser shall cause the Company to make any necessary filings with the competent commercial register in order to register all corporate changes of the Company contemplated by this Section 1.2.
Section 1.3    Obligations of Purchaser. Purchaser shall not be obliged to complete the purchase of any of the Shares and Purchaser shall not be obligated to issue any Consideration Shares unless the purchase of not less than 95% of all the Shares, in the aggregate, is completed simultaneously in accordance with the provisions of this Agreement.
Section 1.4    Adjustments. If there is a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to Shares or Consideration Shares occurring after the date of this Agreement and before the Closing Date, all references in this Agreement to specified numbers of shares of any class or series of

Shares, Consideration Shares affected thereby, and all calculations provided for that are based upon numbers of shares of any such class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement before such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
Section 1.5    Payment of Milestone Consideration. Within fifteen (15) Business Days following the occurrence of a Milestone Event (subject to the last sentence of subsection (iv) of the definition of “Milestone Consideration Shares”), the Purchaser shall deliver (or cause Purchaser’s Transfer Agent to deliver) to the Shareholders, in such amounts directed by and otherwise upon the written instructions of the Representative, such Milestone Consideration as shall apply with respect to such Milestone Event. In addition, upon the occurrence of the Commercial Milestone Event, the Purchaser shall, within fifteen (15) days of receipt of the upfront cash payment associated with such Commercial Milestone Event, pay the Commercial Milestone Consideration to the Shareholders in accordance with the written instructions of the Representative.
Section 1.6    Tax Consequences. No party hereto makes any representation or warranties to any other party hereto regarding the Tax treatment of any transactions contemplated by this Agreement. All parties hereto shall rely solely on their own respective Tax and legal advisors in connection with this Agreement and the other transactions or agreements contemplated by this Agreement.
Section 1.7    Indebtedness and Liabilities at Closing. Section 1.7 of the Company Disclosure Letter (the “Schedule of Closing Cash, Liabilities and Indebtedness”) sets forth the Company’s (i) forecast cash balance at the Closing, (ii) forecast ordinary course Liabilities from ongoing operations that will remain unpaid as of the Closing, (iii) other Liabilities not in the ordinary course that will remain unpaid as of the Closing, and (iv) Indebtedness, including the Retained Company Convertible Notes. The amounts in the Schedule of Closing Cash, Liabilities and Indebtedness described in clauses (iii) and (iv), will be accurate and correct as of the Closing Date, subject to any changes therein occurring prior to Closing as to which Purchaser has consented pursuant to Section 5.2. For any Indebtedness that remains outstanding at the Closing (other than the Retained Company Convertible Notes), the Purchaser may retain such number of Closing Consideration Shares having a Deemed Share Value equal to the amount of such outstanding Indebtedness that will remain unpaid as of the Closing. Not less frequently than weekly following the date of this Agreement until the Closing, the Company will provide Purchaser with, and will consult with Purchaser about, an updated Schedule of Closing Cash, Liabilities and Indebtedness that will reflect updated forecasts of the information contained in clauses (i) and (ii) above, as well as the Company’s intended use of cash for the ensuing week and such additional foreseeable period.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the disclosures and other responses set forth in the Company Disclosure Letter the Company represents and warrants to the Purchaser as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the Closing Date, as follows:

Section 2.1    Organization and Power. The Company (a) is duly organized, validly existing and in good standing (if applicable) under the Laws of Switzerland, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, and (c) is qualified to do business and in good standing (if applicable) in every jurisdiction where it conducts business and such qualification is required, except where the failure so to qualify or be in good standing would not reasonably be expected to result in a Material Adverse Effect on the Company. The Company has Made Available a true and correct copy of its Articles of Association, as amended to date (the “Charter”), and Organizational Rules, as amended to date, each as in full force and effect on the date hereof (collectively, the “Charter Documents”), to Purchaser. The Company is not in violation of any of the provisions of its Charter Documents, and no changes thereto are pending. Section 2.1 of the Company Disclosure Letter lists (x) the officers and directors of the Company, and (y) the jurisdictions in which the Company has or has had an office or facility, employed employees or conducted business. Except for amendments to the Company Convertible Notes and the Shareholders Agreement between the date hereof and the Closing (which amendments will be subject to the consent of Purchaser not to be unreasonably withheld) neither the Shareholders nor the Board of Directors of the Company has approved any amendment to any of the Charter Documents from those Made Available to the Purchaser.
Section 2.2    Capitalization; No Subsidiaries.
(a)    The currently issued share capital of the Company is set forth on Section 2.2(a) of the Company Disclosure Letter. There are no declared or accrued but unpaid dividends with respect to any Company Ordinary Shares, Company Series A Shares or Company Series B Shares.
(b)    Section 2.2(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all of the Company’s shareholders and the number of shares, options, warrants or other rights to acquire Shares owned by each of them, including all holders of Options and Company Convertible Notes. All issued and outstanding Shares are duly authorized, validly issued, fully paid and are free of any Encumbrance (other than (i) restrictions on transfer set forth in the organizational documents of the Company (including any Shareholders’ Agreement), (ii) restrictions arising pursuant to applicable securities Laws, (iii) Encumbrances arising under this Agreement and (iv) Encumbrances created by Purchaser). The Shareholders that are parties to this Agreement as of the date hereof hold, and as of the Closing Date will hold, in the aggregate in excess of 90% of the outstanding Shares.
(c)    Except for the Company Convertible Notes and except for Options that will be cancelled prior to the Closing as set forth in Section 2.2(b) of the Company Disclosure Letter, there are no options, warrants or Contracts to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Shares or Options. Other than rights under the Shareholders’ Agreement there are no Contracts relating to the future purchase or sale of any Shares (1) between or among the Company and any of its shareholders, granting the Company the right to purchase unvested shares upon termination of employment or service, or (2) between or among any of the Company’s Shareholders. All Options and outstanding Shares were issued in material compliance with all applicable Laws.
(d)    Section 2.2(d) of the Company Disclosure Letter sets forth: (i) (A) the principal amount and accrued interest owing under the Company Convertible Notes that will be converted to Company Series B Shares prior to Closing, and (B) the number (and nature) of Shares into which the Company Convertible Notes will be converted at or prior to the Closing and (ii) the principal amount and accrued interest owing under the Retained Company Convertible Notes.
(e)    Except for the Shareholders’ Agreements listed on Section 2.2(e) of the Company Disclosure Letter and the Company Convertible Notes, there are no Shareholder Agreements, voting trusts or other agreements or understandings relating to the voting of any Shares or any securities of the Company, and there are no agreements between the Company and any security holder or others, or among any Shareholders, relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Shares.
(f)    Except for the Company Stock Plans and as otherwise disclosed in Section 2.2(f) of the Company Disclosure Letter, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any Person. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.
(g)    Except for the Company Convertible Notes, the Company has no bonds, debentures, notes or other Indebtedness (1) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right), or (2) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof. The Company Convertible Notes and Shareholders’ Agreement listed on Schedule 2.2(e) of the Company Disclosure Letter have been amended as of the date of this Agreement to set forth the rights and obligations of the Retained Company Convertible Notes set forth in the Schedule of Closing Cash, Liabilities and Indebtedness.
(h)    The information contained in the Spreadsheet will be complete and correct in all material respects as of the Closing Date (except that the listing of the ownership of the Shares will be complete and correct in all respects).
(i)    The Company does not own or control any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of any corporation, partnership, joint venture or other business association or entity. The Company does not own or control any Subsidiary. The Company operates a registered, unincorporated branch office at Jena, Germany, which is the only office operated by the Company that is not located in Switzerland. The Company is not a participant in any joint venture, partnership or similar arrangement.

Section 2.3    Authorization. The execution and delivery by the Company of this Agreement and the performance of the covenants of the Company under this Agreement have been duly authorized by the unanimous vote (with no abstentions) of the Board of Directors of the Company and by all other requisite corporate or comparable organizational action on the part of the Company, and no other proceedings or actions are required on the part of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions. All resolutions so adopted by the Board of Directors remain in full force and effect and have not been modified or rescinded. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto and thereto, the covenants of the Company under this Agreement represent the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereafter in effect relating to the rights of creditors generally, and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
Section 2.4    Noncontravention.
(a)    The execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (1) conflict with, result in or constitute any violation of any provision of the organizational documents of the Company, or (2) result in the creation of an Encumbrance on any properties or assets of the Company.
(b)    No Permit or Order of, or registration or filing with or declaration or notification to, any Swiss Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.
Section 2.5    Financial Statements.
(a)    Section 2.5(a) of the Company Disclosure Letter sets forth (i) the Company’s audited balance sheet as of and statements of operations, statements of equity and statements of cash flow for the years ended December 31, 2011 and December 31, 2010, which have been prepared in accordance with IFRS (SME) applied on a consistent basis, (ii) the Company’s unaudited balance sheet and statements of operations, statements of equity and statements of cash flow for the year ended December 31, 2012, which have been prepared in accordance with IFRS (SME) applied on a consistent basis with the audited financial statements described in clause (i) and have been reviewed by the Company’s independent public accountant, and (iii) its unaudited balance sheet as of and statements of operations and statements of cash flow as of and for the nine months ended September 30, 2013 (the “Company Balance Sheet”), which have been prepared in accordance with IFRS (SME) applied on a consistent basis with the audited financial statements described in clause (i) (except that the Company Balance Sheet (y) reflects certain assumptions and estimations prepared in good faith based on the information available to the Company management at the time the Company Balance Sheet was prepared and (z) does not have notes thereto) (collectively, the “Company Financial Statements”). The Company Financial Statements fairly present, in all material respects, a true, complete and fair view of the financial condition and results of operations and cash flows of the Company as of the dates and for the periods indicated therein (subject, in the case of interim period financial statements, to normally recurring year-end adjustments, none of which individually or in the aggregate are material). There has been no change in the Company’s accounting policies since September 30, 2013 (the “Company Balance Sheet Date”).
(b)    The Company has in place an internal control system that is customary for a company with comparable size, complexity and risk profile as the Company and is designed to confirm the existence and adequate documentation of a series of defined processes and key controls related to: (1) entity level controls and management procedures; (2) information technology general controls; (3)general financial management and reporting; (4) sale, accounts receivable and cash receipt; (5) personnel and human resources; (6)accounts payable and purchasing of materials and investments (collectively, such processes and key controls being herein referred to as the “Internal Control System”). The Company has not received any written complaint, allegation, deficiency, assertion or claim regarding the Company’s Internal Control System or the Company Financial Statements that has not been resolved. To the Knowledge of the Company, none of the independent auditors of the Company has received any written complaint, allegation, deficiency, assertion or claim regarding the Company’s Internal Control System or the Company Financial Statements that has not been resolved. To the Knowledge of the Company, there have been no instances of fraud by an officer or employee of the Company in their capacities as such, whether or not material, that occurred during any period covered by the Financial Statements.
Section 2.6    Absence of Certain Changes. Except as set forth in Section 2.6 of the Company Disclosure Letter, since the Company Balance Sheet Date, (i) the Company has conducted its business in the ordinary course of business in all material respects, (ii) there has not occurred any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events or conditions, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on the Company, and (iii) the Company has complied with the covenants set forth in Sections 5.1 and 5.2 of this Agreement as if this Agreement had been executed as of the Company Balance Sheet Date.
Section 2.7    Absence of Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its respective assets or properties, including any Company Intellectual Property, or any of its respective officers or directors in their capacities as such, including, without limitation, any such Action (i) based on a claim of breach of legal obligations to the Shareholders by the Company’s officers or directors arising out of actions taken by such Persons prior to the Closing Date, or (ii) against any other Person who has a contractual right or a right pursuant to the Charter Documents or under applicable Law to indemnification from the Company in respect of such claim. There is no Order against the Company or any of its respective assets or properties, or any of the Company’s directors or officers in their respective capacities as such. There is no Action by the Company pending or threatened against any other Person.

Section 2.8    Restrictions on Business Activities. The Company has not entered into any Contract that limits the freedom of the Company or its Affiliates to engage or participate, or compete with any other person, in any line of business, market or geographic area, or to make use of any material Company Intellectual Property.
Section 2.9    Intellectual Property.
(a)    Section 2.9(a) of the Company Disclosure Letter accurately identifies:
(1)    In Section 2.9(a)(i) of the Company Disclosure Letter: (A) each item of Company Registered Intellectual Property, except any Company Registered Intellectual Property that the Company has intentionally abandoned; (B) the jurisdiction in which such item of Company Registered Intellectual Property has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Company Registered Intellectual Property and the nature of such ownership interest;
(2)    In Section 2.9(a)(ii) of the Company Disclosure Letter: each Contract pursuant to which material Intellectual Property is licensed to Company;
(3)    In Section 2.9(a)(iii) of the Company Disclosure Letter: each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company-Owned Intellectual Property other than nonexclusive licenses to use Company Intellectual Property granted in the ordinary course of business and on terms customary for such agreements in the pharmaceutical industry.
(b)    Except as set forth in Section 2.9(b) of the Company Disclosure Letter, the Company exclusively owns all right, title and interest to and in the Company-Owned Intellectual Property (other than Intellectual Property exclusively licensed to the Company, as identified in Section 2.9(a)(ii) of the Company Disclosure Letter) free and clear of any Encumbrances. Without limiting the generality of the foregoing, and except as set forth in Section 2.9(b) of the Company Disclosure Letter, each Person who is or was an employee or independent contractor of the Company that has participated in the development of any Company-Owned Intellectual Property has irrevocably assigned all right, title, and interest in and to such Company-Owned Intellectual Property to the Company, and the Company has used commercially reasonable efforts to employ measures and precautions necessary to maintain the confidentiality and secrecy of and otherwise protect and enforce its rights in all Company-Owned Intellectual Property. Except as expressly stated in Section 2.9(c) of the Company Disclosure Letter, with respect to any Company-Owned Intellectual Property of which the Company is a joint owner or co-owner, there are no restrictions (by agreement with any third party joint owner or co-owner of Company-Owned Intellectual Property or otherwise) on the Company’s exercise of the full scope of rights afforded a joint owner or co-owner of that type of Intellectual Property right under the Laws of the jurisdiction in which the Intellectual Property right exists.

(c)    Except with respect to Company Registered Intellectual Property that Company intentionally abandoned, all Company-Owned Intellectual Property that is Registered Intellectual Property is in force or pending, all necessary registration, maintenance and renewal fees currently due and payable in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. To the Knowledge of the Company, there are no facts or circumstances that would render any Company-Owned Intellectual Property invalid or unenforceable.
(d)    To the Knowledge of the Company, no Person has, within the past five (5) years, infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company-Owned Intellectual Property.
(e)    To the Knowledge of the Company, neither the Company nor any Company Product is or has, within the last five (5) years, ever infringed, misappropriated or otherwise violated any Intellectual Property of any other Person. Within the past five (5) years, the Company has not received any written notice or other communication relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company of any Intellectual Property of another Person.
(f)    No Company-Owned Intellectual Property or Company Product is subject to any Action or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or that may affect the validity, use or enforceability of such Company-Owned Intellectual Property.
(g)    The Company owns or otherwise possesses legally enforceable rights to use all Company Intellectual Property. The Company Intellectual Property collectively constitutes all material Intellectual Property needed to conduct the business of Company as currently conducted.
(h)    To the Knowledge of the Company, the Company has (a) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, related contractual obligations with third parties and all applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and third parties who have provided information to the Company), and (b) taken commercially reasonable measures to ensure that personally identifiable information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the Knowledge of the Company, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company or any of its employees or contractors. No Person (including any Governmental Authority) has made any claim within the past five (5) years or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such personally identifiable information by the Company.

To the Knowledge of the Company, the Company has at all times within the past five (5) years made all required disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable Persons required by applicable Laws related to privacy and data security and has filed any required registrations with the applicable data protection authority.
Section 2.10    Taxes.
(a)    “Tax” means (1) any net income, corporate, gross income, gross receipts, sales, value added tax (VAT), use, transfer, franchise, profits, license, withholding, estimated, payroll, employment, excise, severance, custom duty or other tax, governmental fee or other like assessment or charge whatsoever in the nature of taxes, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such item (domestic or foreign) (each, a “Tax Authority”), (2) any liability for the payment of any amounts of the type described in clause (1) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (3) any liability for the payment of any amounts of the type described in clause (1) or (2) of this sentence as a result of being a transferee of or successor to any Person or as a result of any Tax Sharing Agreement. “Tax Return” means any return, election, designation, declaration, notice, statement, report or form (including information returns and reports) required to be filed with respect to Taxes.
(b)    Tax Returns. The Company has duly and timely filed all material Tax Returns required to be filed under applicable Law in any jurisdiction in which the Company is or has been subject to Tax or is required to file a Tax Return, and such Tax Returns are complete and correct in all material respects, were prepared in compliance with applicable Law in all material respects, and correctly reflect the liability for all Taxes (other than in the case of income tax returns for which no Tax liability is required to be stated) and other information required to be reported thereon. No position reflected in a Tax Return of or with respect to the Company would reasonably be expected to subject the Company to penalties. All records required by applicable Law to be maintained in connection with any Tax Return of the Company the period of assessments for which has not yet expired are being properly maintained in accordance with applicable Law.
(c)    Extensions. The Company has not requested or received an extension of time to file any current Tax Return (other than with respect to income tax returns) and has not waived any statute of limitations period in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(d)    Payment. Except as disclosed in Section 2.10(d) of the Company Disclosure Letter, the Company has timely paid all Taxes that have become due and payable (whether or not shown to be due on any Tax Return), and the Company has established reserves on the Company Balance Sheet in accordance with IFRS that are adequate for the payments of all Taxes not yet due and payable or that are being contested in good faith. Since the date of the Company Balance Sheet, the Company has not incurred any liability for Taxes other than in the ordinary course of business. The Company has withheld and paid in all material respects all

Taxes required to be withheld and paid in connection with any amounts paid or owing to any Person.
(e)    Tax Agreements. The Company is not a party to or bound by any Tax Sharing Agreement.
Notwithstanding anything to the contrary contained in this Agreement: (i) the representations and warranties in this Section 2.10 and in Sections 2.11(d), 2.12(b), 2.12(g) and 2.20(c) are the sole and exclusive representations and warranties of the of the Company concerning Taxes and Tax Returns; (ii) nothing in this Agreement (including this Section 2.10) shall be construed as providing a representation or warranty with respect to the amount (or availability to the Purchaser) for any period ending after the Closing Date of any tax attribute; and (iii) nothing in this Agreement (including this Section 2.10) shall be construed as providing a representation or warranty that could give rise to indemnification pursuant to Section 8.2 or otherwise relating or attributable to Taxes of the Company for any taxable period beginning after the Closing Date.
Section 2.11    Employee Plans and Arrangements.
(a)    Section 2.11(a) of the Company Disclosure Letter lists and describes all Employee Plans and Employment Arrangements. The Company has Made Available to Purchaser true, correct and complete copies of all Employee Plans and Employment Arrangements, in each case, as amended, together with all related documentation.
(b)    All Employee Plans have been established, registered, administered, maintained, communicated and invested in all material respects in accordance with all applicable Laws.
(c)    The Company has made all contributions and paid all premiums in respect of each Employee Plan in a timely fashion in accordance with the terms of each Employee Plan and applicable Laws.
(d)    Other than routine claims for benefits, no Employee Plan, no administrator of any Employee Plan, and no member of any body which administers an Employee Plan, nor the Company is subject to any pending Action, investigation, examination, claim (including claims for Taxes) or any other proceeding initiated by any Person that involves, or otherwise would reasonably be expected to result in, any material liability to, the Company.
(e)    None of the Employee Plans (other than pension plans) provide for health or retirement benefits or for health or retirement benefits to retired employees or to the beneficiaries or dependents of retired employees.
(f)    Except as set forth in Section 2.11(f) of the Company Disclosure Letter, neither the execution of this Agreement and the other agreements contemplated hereby nor the consummation of the Transactions (either together with or upon the occurrence of any additional or subsequent events) will constitute an event under any Employee Plan, Employment Arrangement or other Contract of the Company that will or may reasonably be expected to result in any payment (including severance or termination pay) or any acceleration, vesting, increase, funding (including the segregation of assets to fund) or provision of benefits thereunder, in each case, to any current or former employee, director or consultant of the Company excluding in each case such severance or termination pay or other benefit that is required to be provided under applicable Laws.
Section 2.12    Labor and Employment Matters.
(a)    Except as disclosed in Section 2.12(a) of the Company Disclosure Letter, all amounts due and owing or accrued due but not yet owing for all salary, wages, fees, bonuses, incentives, commissions, premiums, overtime pay, deferred compensation, profit sharing, vacation pay or other paid time off, variable remuneration, employee benefits, termination and severance pay have been paid by the Company or are accurately reflected in the books and records of the Company.
(b)    The Company is in compliance in all material respects with all terms and conditions of employment and all applicable Laws relating to employment and labor matters, including provisions thereof relating to wages, hours, vacation pay, pay equity, overtime pay, privacy, human rights, occupational health and safety, unemployment compensation, conditions of employment and the payment of Taxes, and there are no outstanding Actions pending or, to the Knowledge of the Company, threatened, with respect thereto.
(c)    The Schedule of Closing Cash, Liabilities and Indebtedness contains a correct and complete list of all amounts to be due and owing to the Company’s directors, officers, employees and consultants for (i) deferred 2012 salary increases (if applicable) and performance-based bonus payments, if any, (ii) deferred 2013 salary increases and performance-based bonus payments, if any, for the period beginning January 1, 2013 and ending on the Closing Date, (iii) exit bonus and change of control payments, if any, (iv) estimated 2013 bonus payments payable to the Company’s directors, officers, employees in April 2014 and (iv) transaction success fees payable to consultants as a result of the Closing. All of the foregoing amounts (the “Compensation Obligations”) have been duly authorized and approved by the Company’s board of directors, or a committee thereof. Except for the Compensation Obligations, or otherwise set forth in the Schedule of Closing Cash, Liabilities and Indebtedness, there are no, and at the Closing will not be any, incentive or exit bonus awards or payments, change of control payments, success fees or any other amounts owing to the Company’s directors, officers, employees and consultants by way of compensation for services performed or to be performed for the Company prior to the Closing (including any such amounts that are payable contingent upon the Closing) other than current salary and benefits for the payroll period during which the Closing occurs. Except as set forth in Section 2.12(c) of the Company Disclosure Letter, there are no outstanding loans to any current or former officer, directors, employee, and independent contractor/consultant of the Company (for greater certainty, travel advances are not considered loans for the purposes of this subsection).
(d)    The Company has Made Available in the Data Room a correct and complete list of all current officers, directors, employees and independent contractors/consultants who are natural persons or who provide management-level services (identified either by name or anonymously by number) of the Company, whether actively at work or not, with their salaries, wage rates, bonus arrangements, other remunerations and benefits.
(e)    Except as set forth in Section 2.12(e) of the Company Disclosure Letter, no officer, director, employee, independent contractor/consultant or agent of the Company has any agreement triggered by a change of control of the Company. Section 2.12(e) of the Company Disclosure Letter sets forth by recipient the estimated dollar amount of all payments due and owing pursuant to such agreements as a result of the Closing, and all of such amounts are accurately set forth, in the aggregate, on the Schedule of Closing Cash, Liabilities and Indebtedness.
(f)    To the Knowledge of the Company, no employee is in any material respect in violation of any term of any employment contract, non-disclosure, confidentiality agreement, or consulting agreement with the Company or non-competition agreement, non-solicitation agreement or any restrictive covenant with a former employer relating to the right of any such employee to be employed by or provide services to the Company because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.
(g)    No consultant or independent contractor that is, or previously has been, engaged by the Company is required to be qualified as an employee of the Company under applicable Tax laws.
Section 2.13    Related Party Transactions. No officer or director of the Company (nor any immediate family member of any of such Persons or any trust, partnership or company in which any of such Persons has or has had an interest) (each a “Related Party”) has or has had, directly or indirectly, (a) any interest in any third party that purchases from or sells or furnishes to the Company any goods or services, or (b) any interest in any Contract to which the Company is a party, except in each case that ownership of no more than one percent of the outstanding voting stock of a publicly traded company shall not be deemed to be an “interest in any third party” for purposes of this Section 2.13.
Section 2.14    Company Authorizations. Each material Permit (a) pursuant to which the Company currently operates or holds any interest in any of its Assets and Properties, or (b) that is required for the operation of the Company’s business as presently conducted or the holding of any such interest (collectively, the “Company Authorizations”) has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to lawfully operate or conduct its business or hold any interest in its Assets and Properties in all material respects.
Section 2.15    Banks and Brokerage Accounts. Section 2.15 of the Company Disclosure Letter sets forth (a) a true and complete list of the names and locations of all banks and other financial institutions at which the Company have an account or a safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto.
Section 2.16    Insurance. Section 2.16 of the Company Disclosure Letter sets forth a true, correct and complete list of all policies of insurance and indemnity bonds (other than those issued in connection with any social security programs or pension plans) issued at the request or for the benefit of the Company, including, without limitation, a summary description of the type of policy, insurer, form of coverage, coverage dates, annual premium (or, if known, renewal premium), named insured and limit of coverage. Each such policy shall be a Company Material Contract for purposes of this Agreement. True and complete copies of each listed policy have been Made Available to Purchaser. There is no material claim pending under any of such policies or bonds. The Company is in material compliance with the terms of such policies and bonds. To the Knowledge of the Company, except pursuant to the terms of such policies or bonds, there is no threatened termination of, or material premium increase with respect to, any of such policies or bonds.
Section 2.17    Compliance with Laws.
(a)    The Company has for the last five (5) years complied in all material respects with, and has not received any written notices of material violation with respect to, any Laws or Permits with respect to the conduct of its business, or the ownership or operation of its business, including any consumer protection, equal opportunity, customs, export control, foreign trade, or foreign corrupt practices Law (including the Foreign Corrupt Practices Act of 1977, as amended).
(b)    In the past five (5) years, neither the Company nor any employee, agent or Affiliate of the Company (in their capacity as such as purporting to act in such capacity or on behalf of or in connection with the business or affairs of the Company) has, directly or indirectly (i) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act or similar Law, (iii) made any payment in the nature of criminal bribery, or (iv) made any payment of funds to any Person or received or retained any funds in violation of any applicable Law.
Section 2.18    Minute Books. As of the date hereof, a true copy of the minute books of the Company has been Made Available to Purchaser and such copy contains a complete and accurate summary of all meetings of directors and shareholders or actions by written consent of the Company’s directors or shareholders for the period from June 1, 2011 and the share registers and share ledgers of the Company since their time of incorporation and reflect all material transactions referred to in such minutes, registers and ledgers accurately in all material respects. Prior to Closing, the Company will provide the Purchaser with unredacted copies of the foregoing.

Section 2.19    Material Contracts. Section 2.19 of the Company Disclosure Letter sets forth a true and complete list of each Contract of the Company that is currently in effect and that is included within any of the following categories:
(a)    any (i) Contract for the purchase of materials, supplies or equipment that involves the payment by the Company of more than $50,000 in any twelve (12) month period following the Closing, or (ii) any collaboration, research or development commitment, services or license Contract or other arrangement that involves the license or exchange, or potential license or exchange, of any Company-Owned Intellectual Property or any other material Intellectual Property;
(b)    any hedging, futures, options or other derivative Contract;
(c)    any agreement of guarantee or any similar commitment with respect to the Liabilities of any other Person;
(d)    any Contract for any capital expenditure in excess of $50,000 individually following the Closing;
(e)    any Contract with any Related Party or any Person with whom the Company does not deal at arms’ length;
(f)    any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise, except for the sale of products or services in the ordinary course of business; and
(g)    any Contract with any Governmental Authority, other than any customer Contract.
In the case of paragraphs (a)(i) and (d) above, any Contract set forth in Section 2.19 of the Company Disclosure Letter shall also list the total dollar amount of payments or expenditures required thereunder. Each Contract disclosed in (or required to be disclosed pursuant to) Section 2.9, Section 2.16, this Section 2.19 or Section 2.20 of the Company Disclosure Letter is referred to herein as a “Company Material Contract.” A true and complete copy of each Company Material Contract has been Made Available to Purchaser. All Company Material Contracts are in executed written form, and neither the Company nor, to the Knowledge of the Company, any other party thereto, is in default of any material provision in respect of, any Company Material Contract. Each of the Company Material Contracts is a valid and binding agreement of the Company and, to the Knowledge of the Company, the other parties thereto, subject to the effect, if any, of applicable bankruptcy and other similar Laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. No payment will be required to be made by the Company to, or consent obtained by the Company from, any other party pursuant to the express terms of a Material Contract as a result of the Transactions.

Section 2.20    Property.
(a)    The Company does not own and is not the lessor or lessee (or sublessor or sublessee) of any real property, and the Company is not a party or subject to any Contract to purchase or be the lessor or lessee of any real property or any interest in any real property, except as set forth in Section 2.20(a) of the Company Disclosure Letter.
(b)    Each Lease and Sub-lease is in good standing, creates a good and valid leasehold estate in the leased real property thereby demised and is in full force and effect without amendment. With respect to each Lease and Sub-lease: (1) all rents and additional rents that have fallen due have been paid, (2) no material waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor; and (3) all of the material covenants to be performed by the Company and, to the Knowledge of the Company, any other party under the Lease or Sub-lease, as applicable, have been fully performed.
(c)    The Company has good and marketable title to all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, and such properties and assets have been maintained in accordance with the ordinary course of business save for normal tear and wear, except in each case (1) as reflected in the Company Financial Statements, (2) liens for Taxes not yet due and payable, and (3) such imperfections of title and Encumbrances that do not detract materially from the value or interfere materially with the present use of the property subject thereto or affected thereby.
(d)    The tangible Assets and Properties owned, leased or licensed by the Company are in good condition and repair in all material respects (subject to normal wear and tear) and constitute all of the material properties necessary to conduct the business of the Company as currently conducted.
Section 2.21    Brokers and Finders. Except as detailed on Section 2.21 of the Company Disclosure Letter, no Person has acted as a broker, finder or financial advisor for the Company or its Affiliates in connection with the negotiations relating to the Transactions, so that such Person would be entitled to any fee or commission or similar payment in respect thereof from the Company, Purchaser or any of their respective Affiliates based in any way on any agreement, arrangement or understanding made by or on behalf of the Company or its Affiliates.
Section 2.22    Environmental Matters. The ownership and use of the Company’s premises and assets, the occupancy and operation thereof, and the conduct of the Company’s operations and business, are in compliance in all material respects with all applicable Laws relating to pollution, environmental protection, hazardous substances and related matters. The Company has not received any written notice from any Governmental Authority or any other Person of any alleged violation or noncompliance. There is no material liability attaching to the Company premises or assets or the ownership or operation thereof as a result of any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing or existing as of the Closing. For purposes of this Section, “hazardous substance” shall mean oil or any other substance which is included within the definition of a “hazardous substance”, “pollutant”, “toxic substance”, “toxic waste”, “hazardous waste”, “contaminant” or other words of similar import in any applicable foreign, federal, state or local environmental law, statute, ordinance, rule or regulation.
Section 2.23    Absence of Material Undisclosed Liabilities. Except for (a) liabilities reflected in the Company Balance Sheet or incurred in the ordinary course of business since the Company Balance Sheet Date, (b) liabilities that are not required to be reflected in the Company Financial Statements under IFRS (SME), (c) obligations of future performance under Contracts set forth on the Company Disclosure Letter and under other Contracts entered into in the ordinary course in accordance with this Agreement which are not required to be listed on the Company Disclosure Letter hereto, as of the Closing Date, (d) liabilities incurred in connection with the Transactions, and (e) liabilities included on the Schedule of Closing Cash, Liabilities and Indebtedness, the Company does not have any material Liabilities or obligations, whether absolute, accrued, contingent or otherwise, and whether due or to become due.
ARTICLE 3
INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
Each Shareholder severally represents and warrants on behalf of such Shareholder to Purchaser as of the date hereof and the Closing Date as follows:
Section 3.1    Organization and Power. If not a natural person, such Shareholder (a) is duly formed or organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization, and (b) has (or its trustee or trustees have) the power and authority to execute, deliver and perform its obligations under this Agreement.
Section 3.2    Authorization; Enforceability. If such Shareholder is not a natural person, the execution, delivery and performance by such Shareholder of this Agreement has been duly authorized by all requisite corporate or comparable organizational action on the part of such Shareholder, and no other proceedings or actions on the part of such Shareholder are necessary to authorize the execution, delivery and performance by such Shareholder of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by the other parties hereto and thereto, represent the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereafter in effect relating to the rights of creditors generally, and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
Section 3.3    Noncontravention.
(c)    The execution and delivery by such Shareholder of this Agreement does not, and the performance by such Shareholder of its obligations hereunder and the consummation of the Transactions by such Shareholder will not, (1) if such Shareholder is not a natural person, conflict with, or result in a violation of or default under (with or without notice, lapse of time, or both), the memorandum or articles of association or incorporation, bylaws, partnership agreement, shareholders agreement, declaration of trust or equivalent constitutional or authorizing documents of such Shareholder or any Law applicable to it, (2)(A) conflict with, (B) result in a violation of or default under (with or without notice, lapse of time or both), (C) give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under, or (D) require consent, approval or waiver from any Person in accordance with the terms of any Contract to which such Shareholder is a party, or (3) result in the creation or imposition of any Encumbrance with respect to, or otherwise have an adverse effect upon, the Shares owned beneficially or of record by such Shareholder or the ability of such Shareholder to consummate the Transactions.
(d)    No consent, approval, license, Permit, Order or authorization of, registration or filing with or declaration or notification to, any Person is required by such Shareholder in connection with the execution and delivery of this Agreement or the consummation of the Transactions.
Section 3.4    Ownership of Shares.
(c)    As of the date hereof, such Shareholder is the sole registered legal and beneficial owner of the number of the classes and series of Shares opposite such Shareholder’s name in Section 2.2(b) of the Company Disclosure Letter, without regard to the columns labeled “As of Closing.” As of the Closing Date, such Shareholder will be and is the sole registered legal and beneficial owner of the number of the classes and series of Shares opposite such Shareholder’s name in the columns labeled “As of Closing” in Section 2.2(b) of the Company Disclosure Letter.
(d)    Except pursuant hereto, such Shares as are or will be owned by such Shareholder on the referenced date are not and will not be subject to any Encumbrances (other than (i) restrictions on transfer set forth in the organizational documents of the Company (including any Shareholders, Agreement), (ii) restrictions arising pursuant to applicable securities Laws, (iii) Encumbrances arising pursuant to this Agreement and (iv) Encumbrances created by Purchaser), and such Shareholder has not granted any rights to purchase, and has no obligation to transfer, assign or otherwise dispose of, such Shares to any other Person. Such Shareholder has the sole right to transfer the full legal and beneficial ownership of such Shares free from all Encumbrances (other than (i) restrictions on transfer set forth in the organizational documents of the Company (including any Shareholders, Agreement), (ii) restrictions arising pursuant to applicable securities Laws, and (iii) Encumbrances arising pursuant to this Agreement); and, at the Closing, all such restrictions on transfer and restrictions arising pursuant to securities laws shall have been satisfied or waived to permit the sale and transfer of the Shares to the Purchaser in accordance with Section 1.1(a). Such Shares constitute all of the share capital of the Company owned, beneficially or of record, by such Shareholder, and such Shareholder has no other rights to acquire shares in the capital of the Company (except pursuant to the Shareholders’ Agreement).
Section 3.5    Absence of Litigation. Such Shareholder is not subject to any Actions outstanding or pending or, to the knowledge of such Shareholder, threatened against or affecting such Shareholder that would prevent such Shareholder from (a) executing and delivering this

Agreement, or (b) performing such Shareholder’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement.
Section 3.6    U.S. Securities Law Matters.
(a)    Investment for Own Account. The Consideration Shares to be acquired by such Shareholder hereunder will be acquired solely for investment for such Shareholder’s own account, not as a nominee or agent, and not with a view to the public or private resale or distribution thereof within the meaning of the Securities Act, and such Shareholder has no present intention of selling, transferring, granting any participation in or otherwise distributing the same.
(b)    Accredited Investor; Regulation S. Such Shareholder either (i) is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the United States Securities and Exchange Commission, as presently in effect, or (ii) certifies that such Shareholder is not a “U.S. person” within the meaning of Rule 902 of Regulation S promulgated by the United States Securities and Exchange Commission, as presently in effect, that such Shareholder is not located within the United States at the time of such Shareholder’s execution and delivery of this Agreement and that such Shareholder is not acquiring the Consideration Shares for the account or benefit of any such U.S. person. Such Shareholder (1) agrees to transfer or resell the Consideration Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such Consideration Shares unless in compliance with the Securities Act, (2) agrees that any certificates for any Consideration Shares issued to such Shareholder shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration and that hedging transactions involving such Consideration Shares may not be conducted unless in compliance with the Securities Act, and (3) agrees that Purchaser is required to refuse to register any transfer of any Consideration Shares issued to Shareholder not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.
(c)    Disclosure of Information. Such Shareholder has received or has had full access to all the information that such Shareholder considers necessary or appropriate to make an informed investment decision with respect to the Consideration Shares to be acquired by such Shareholder under this Agreement. Such Shareholder further has had an opportunity to ask questions and receive answers from Purchaser regarding the terms and conditions of the issuance of the Consideration Shares under this Agreement and to obtain additional information (to the extent Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Shareholder or to which such Shareholder had access.
(d)    Investment Experience. Such Shareholder understands that the acquisition of the Consideration Shares involves substantial risk. Such Shareholder (i) has experience as a Shareholder in securities of companies with businesses similar to Purchaser and acknowledges that such Shareholder is able to fend for himself, can bear the economic risk of such Shareholder’s investment in the Consideration Shares and has such knowledge and experience in financial or business matters that such Shareholder is capable of evaluating the merits and risks of an investment in the Consideration Shares and protecting such Shareholder’s own interests in connection with such investment, and (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Shareholder to be aware of the character, business acumen and financial circumstances of such persons. Shareholder represents that his current permanent residence is as set forth on Exhibit A hereto.
(e)    Restricted Securities. Such Shareholder understands that the Consideration Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Shareholder represents that the Shareholder is familiar with Rule 144 of the United States Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Such Shareholder understands that except as otherwise set forth herein Purchaser is under no obligation to register any of the securities sold hereunder.
Section 3.7    Related Party Transactions. If such Shareholder holds more than five (5) percent of the voting Securities of the Company, such Shareholder does not have and has not had, and no Related Party of such Shareholder has or has had, directly or indirectly, (a) any interest in any third party that purchases from or sells or furnishes to the Company any goods or services, or (b) any interest in any Contract to which the Company is a party, except in each case that ownership of no more than one percent of the outstanding voting stock of a publicly traded company shall not be deemed to be an “interest in any third party” for purposes of this Section 3.7.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to the Company as follows:
Section 4.1    Organization and Power. Purchaser (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, and (c) is qualified to do business and is in good standing in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect on Purchaser.
Section 4.2    Authorization; Enforceability. Purchaser has the power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions by Purchaser have been duly authorized by all requisite corporate or comparable organizational action on the part of it and its shareholders. This Agreement has been duly executed and delivered by Purchaser, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of each of Purchaser and Purchaser, enforceable against such party in accordance with its terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally, and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
Section 4.3    Noncontravention.
(e)    The execution and delivery by Purchaser of this Agreement does not, and the performance by Purchaser of its obligations hereunder and the consummation of the Transactions by Purchaser will not, (1) conflict with, or result in a violation of or default under (with or without notice, lapse of time, or both), the organizational documents of Purchaser or any Law applicable to it, (2)(A) conflict with, (B) result in a violation of or default under (with or without notice, lapse of time or both), (C) give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under, or (D) require consent, approval or waiver from any Person in accordance with the terms of any Contract to which Purchaser is a party, or (3) result in the creation or imposition of any Encumbrance with respect to, or otherwise have an adverse effect upon, the Consideration Shares or the ability of Purchaser to consummate the Transactions.
(f)    No consent, approval, license, Permit, Order or authorization of, registration or filing with or declaration or notification to, any Person is required by Purchaser in connection with the execution and delivery and performance of this Agreement or the consummation of the Transactions.
Section 4.4    Purchaser SEC Reports; Compliance. Purchaser has filed all reports required to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, since January 1, 2011 (collectively, the “Purchaser SEC Reports”), and has previously furnished or Made Available (through EDGAR) to the Sellers true and complete copies of all Purchaser SEC Reports and will promptly furnish or make available (through EDGAR) to the Sellers any Purchaser SEC Reports filed between the date hereof and the Closing Date. None of the Purchaser SEC Reports, including all documents incorporated by reference therein, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading (in each case as of the date thereof). As of their respective filing dates, the Purchaser SEC Reports complied in all material respects with all applicable Laws. There are no outstanding comments from the U.S. Securities and Exchange Commission or any other Governmental Authority with respect to any Purchaser SEC Report.
Section 4.5    Purchaser Common Stock.
(f)    The Consideration Shares, when issued to the Persons entitled thereto in accordance with the terms and conditions of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be issued free and clear of all Encumbrances (other than (i) restrictions arising pursuant to applicable securities Laws, and (ii) Encumbrances arising pursuant to this Agreement). Assuming the accuracy of the representations of each Shareholder in Section 3.6, the Consideration Shares will be issued in compliance with all applicable Laws, including United States federal and state securities laws.
(g)    Except as disclosed in the Purchaser SEC Reports, there are no Shareholder Agreements, voting trusts or other agreements or understandings relating to the voting of the Consideration Shares, and there are no agreements between Purchaser and any security holder or others, or among any securities holders of Purchaser, relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any shares.
Section 4.6    Intellectual Property. The statements in the Purchaser SEC Reports relating to Purchaser’s Intellectual Property are true and correct in all material respects and fairly present a description of Purchaser’s Intellectual Property rights taken as a whole.
ARTICLE 5
ADDITIONAL AGREEMENTS
Section 5.1    Conduct of Business of the Company. From the date hereof until the earlier of the termination hereof and the Closing Date:
(e)    The Company will, and the Shareholders will cause the Company to, conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Purchaser);
(f)    The Company will, and the Shareholders will cause the Company to (1) pay all of its debts and Taxes when due, except to the extent that (y) such debts or Taxes are being contested in good faith by appropriate proceedings and for which adequate reserves according to IFRS, as applicable, have been established and/or (z) the payment of such debts or Taxes is prohibited by a court in the event of the Company’s bankruptcy or insolvency, (2) pay or perform its other obligations when due, and (3) use commercially reasonable efforts to (A) preserve intact its present business organizations, (B) keep available the services of its present officers and key employees, and (C) preserve its relationships with material customers, suppliers, licensors, licensees, third party collaborators and others having business dealings with it; and
(g)    The Company will, and the Shareholders will cause the Company to, promptly notify Purchaser of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to have a Material Adverse Effect on the Company or which is reasonably likely to cause any of the conditions in Article 6 not to be satisfied.
Section 5.2    Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of Section 5.1, from the date hereof until the earlier of the termination hereof and the Closing, the Company will not, and the Shareholders will cause the Company not to, cause or permit any of the following (except to the extent expressly provided otherwise herein or as expressly consented to in writing by Purchaser):

(g)    Cause or permit any amendments to its organizational documents;
(h)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its issued capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements existing at the date hereof providing for the repurchase of shares in connection with any termination of service;
(i)    Enter into, terminate or amend in any significant respect either (i) any Contract with any Person for the purchase of materials, supplies or equipment that involves the payment by the Company of more than $50,000 over the term of the Contract or (ii) any collaboration, research or development commitment, services or license Contract or other arrangement that involves the license or exchange, or potential license or exchange, of Company-Owned Intellectual Property with any Person;
(j)    Terminate any Contract with any Person, where such termination would reasonably be expected to trigger any material payment by the Company to such Person except pursuant to the express terms of such Contract or under Law;
(k)    Except in the ordinary course of business, (i) hire or terminate the employment or engagement of any employees, consultants or independent contractors; (ii) enter into, or extend the term of, any employment or consulting Contract with any Person; or (iii) increase the salaries, wage rates, fees, benefits or other remuneration of any employees, consultants or independent contractors;
(l)    Make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, other than advances to employees and consultants for travel and other expenses in the ordinary course of business;
(m)    Transfer or license to any Person any rights to, or create, grant or extend any Encumbrance over, any Company-Owned Intellectual Property;
(n)    Sell, lease, license or otherwise dispose of, or create, grant or extend any Encumbrance over, any of its material properties or assets;
(o)    Reduce the amount of any insurance coverage provided by existing insurance policies (other than pursuant to insurance policies that expire or are terminated pursuant to their terms for which the Company cannot obtain comparable coverage);
(p)    Terminate or waive any right or claim of substantial value;

(q)    Adopt or amend any employee or compensation benefit plan, including any share purchase, share issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required by Law and except that the Company may enter into any agreement, or take any other lawful action, to terminate any outstanding Options or Company Stock Plans at or prior to the Closing;
(r)    Grant any severance or termination pay to any Person or amend or modify any existing severance or termination agreement with any Person, except as required by Law or pursuant to any existing contractual obligation;
(s)    Commence any Action other than (1) for the routine collection of bills, or (2) in such cases where it in good faith determines that failure to commence an Action would result in the material impairment of a valuable aspect of its business, as long as the Company consults with Purchaser before the filing of such Action;
(t)    Acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;
(u)    Make any material change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Company Financial Statements, write-off, write-down or make any determination to write-off or write-down any of its material assets and properties, or make any material change in its general pricing practices or policies or any material change in its credit or allowance practices or policies;
(v)    Make or change any material election or designation in respect of Taxes, file any amendment to a material Tax Return, enter into any closing agreement in respect of Taxes, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
(w)    Engage in any negotiation in respect of a material collaboration agreement involving Company-Owned Intellectual Property without consulting with Purchaser; or
(x)    Commit to do any of the foregoing.
Section 5.3    Access to Information.
(a)    Until the earlier of the termination of this Agreement and the Closing Date, the Company will, and the Shareholders will cause the Company to, afford Purchaser and its accountants, counsel and other representatives reasonable access during normal business hours to (A) all of the properties, books, contracts, and records of the Company, and (B) all other information concerning the business, intellectual property, properties and personnel of the Company as Purchaser may reasonably request. At or before Closing, the Shareholders will cause the Company to, and the Company will, deliver an unredacted copy of all documents in the electronically accessible data room provided in connection with the Transactions (the “Data Room”) to Purchaser on a compact disc or DVD.
(b)    Subject to Law, until the earlier of the termination of this Agreement and the Closing Date, the Shareholders will cause the Company to cause the officers, counsel or other representatives of it to promptly notify Purchaser of, and to confer from time to time as reasonably requested by Purchaser with one or more representatives of Purchaser during ordinary business hours to discuss, any material changes or developments in the operational matters of the Company and the general status of the ongoing business and operations of the Company.
(c)    The Company will, and the Shareholders will cause the Company to: (1) notify Purchaser in writing promptly after learning of any material Action of any Governmental Authority initiated by or against the Company, or known by the Company to be threatened against the Company or any of its respective directors, officers, employees or shareholders in their capacity as such (a “New Litigation Claim”); (2) notify Purchaser of ongoing material developments in any New Litigation Claim; and (3) consult in good faith with Purchaser regarding the conduct of the defense of any New Litigation Claim.
(d)    Following the Closing, such Shareholders who are officers, directors or employees of the Company shall use reasonable commercial efforts, and without additional remuneration, to assist the Company and the Purchaser to prepare any Company financial statements as may be required to be filed with Purchaser’s SEC Reports or the Resale Registration Statement.
Section 5.4    Confidentiality; Public Announcements.
(h)    The parties acknowledge that Purchaser and the Company executed a Mutual Confidentiality agreement dated September 29, 2013, as amended (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.
(i)    The Company will not, and each Shareholder will not and will cause the Company, its directors, officers, legal counsel, advisors, employees and any other representatives and his, her or its Shareholder Affiliates not to, issue or cause the publication of any press release or other public announcement or make any disclosure to any Person regarding: (1) this Agreement, the Company Disclosure Letter, or the Transactions, or any discussions, memoranda, letters or agreements related hereto or thereto, including any announcement to employees or other Persons having dealings with the Company, without prior approval of Purchaser, or (2) the existence or terms of this Agreement; in each case without prior approval of Purchaser, except, in the case of the Shareholders, as and to the extent (v) disclosure is required by such Shareholder to his, her or its Tax, financial, legal or other professional advisors or, if applicable, spouse, subject to a duty of confidentiality, for purposes of complying with such Shareholder’s Tax obligations or other reporting obligations under Law arising out of the Transactions, (x) the information disclosed is information which Purchaser previously disclosed or confirmed to the public, (y) disclosure is made by such Shareholder to his, her or its legal counsel, subject to a duty of confidentiality (z) disclosure is required to other Shareholders and their respective Tax, financial, legal or other professional advisors, subject to a duty of confidentiality, for the purposes of implementing arrangements expressly contemplated hereby.
(j)    For purposes hereof, “Proprietary Information” shall mean any information related to the Company or Purchaser, including any information related to their respective business, organization, financial situation, operations, purchasing and sales activities, intellectual property, information relating to services, operating processes, procedures, regulatory matters, customer lists, technology, designs, specifications, or other proprietary information of the business of the Company or Purchaser or this Agreement.
(k)    For a period of five (5) years following the Closing Date, the Shareholders and Representative shall treat any and all Proprietary Information as confidential and not disclose or make it available to any Person unless the disclosing party can demonstrate that it is or has been:
(1)    obtained legally and freely from a third party without restriction as to the disclosure of such information;
(2)    independently developed by the respective Shareholders or Representative at a prior time when the applicable respective Shareholders or Representative was not an employee, independent contractor, board member or shareholder of the Company and without the benefit of any of the Proprietary Information of the Company;
(3)    made public as required by applicable mandatory Laws, final, non-appealable court decisions, or stock exchange regulations; or
(4)    within the public domain or later becomes part of the public domain as a result of acts by someone other than any Shareholders or Representative.
(l)    To the extent obliged to treat Proprietary Information as confidential, each Shareholder and Representative shall use the same degree of care as it uses with regard to its own proprietary information to prevent disclosure, use, or publication of the Proprietary Information.
Section 5.5    Regulatory Consents; Cooperation. Purchaser and the Company will, and the Shareholders will cause the Company to, take commercially reasonable actions necessary to (1) comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the Transactions, (2) promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the Transactions, and (3) obtain or make (and cooperate with the other parties hereto in obtaining or making) any consent, approval, Order or authorization of, or any registration, declaration or filing with, any Person required to be obtained or made in connection with the Transactions.

Section 5.6    No Solicitation. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, the Company will not, and the Shareholders will not and will cause the Company not to and will cause its respective officers, directors, employees, financial advisors, representatives, agents and Affiliates of the Company not to, directly or indirectly, (a) solicit, initiate, facilitate, seek, entertain, encourage or support any inquiry, proposal or offer from any Person (other than Purchaser) in respect of an Alternative Transaction; (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Purchaser) in respect of an Alternative Transaction; or (c) accept any proposal or offer from any Person (other than Purchaser) in respect of an Alternative Transaction. Upon execution of this Agreement, the Shareholders will and will cause the Company to cause their respective officers, directors, employees, financial advisors, representatives, agents and Affiliates of the Company to, immediately cease and cause to be terminated any existing direct or indirect discussions with any Person (other than Purchaser) that are in respect of an Alternative Transaction. Except as permitted by Section 5.2, from the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, each Shareholder will not sell, convey, assign or transfer, or create, grant, give or permit to subsist any Encumbrances whatsoever on the Company Securities owned by such Shareholder. “Alternative Transaction” means any transaction involving (1) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of the Company; (2) any collaboration, research or development commitment, services or license Contract or other arrangement that involves the license or exchange, or potential license or exchange, of Company-Owned Intellectual Property or other material Intellectual Property with any Person; (3) the issuance, disposition or acquisition of (A) any shares or other equity security of the Company (other than shares in the capital of the Company issued to employees of the Company upon exercise of Options in routine transactions in accordance with the Company’s past practices), (B) any option or other right (whether or not immediately exercisable) to acquire any shares or other equity security of the Company, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any shares or other equity security of the Company; (4) incurrence of any Indebtedness other than in the ordinary course of business consistent with past practice and not to exceed $25,000 in the aggregate; or (5) any merger, amalgamation, arrangement, consolidation, share exchange, commercial collaboration with a term greater than one year, reorganization, recapitalization or similar transaction involving the Company.
Section 5.7    Notification. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1, (1) (x) the Company will, and the Shareholders will and will cause the Company to, notify Purchaser promptly after becoming aware of any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or before the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or that is required to be disclosed in order that such schedule be complete and correct and (y) Purchaser shall notify the Company and the Representative promptly after becoming aware of any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or before the date of this Agreement, would have been required to be disclosed, (2) each party hereto will notify the other parties hereto promptly of the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty made by it in this Agreement to be untrue or inaccurate in any material respect, (B) any condition of the other parties hereto set forth herein to be unsatisfied in any material respect, or (C) any material failure of such notifying party, any Affiliate of the Company of such notifying party or any of their respective representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No provision of, and no information provided under, this Section 5.7 will, or will be deemed to, limit, modify or otherwise affect any representation or warranty contained herein, the conditions to the obligations of the parties hereto to consummate the Transactions or the rights hereunder of any party hereto, including rights under Article 8.
Section 5.8    Spreadsheet. Attached hereto as Exhibit A, is a spreadsheet (the “Spreadsheet”), dated and setting forth as of the Closing the following information relating to the holders of Company Securities:
(g)    the names and mailing addresses of all holders of Company Securities and recipients of Closing Consideration Shares and Milestone Consideration;
(h)    in the case of Shares, (A) the number of shares of each class or series and held by such Persons and the certificate numbers of the certificates representing the Shares, (B) the number of Closing Consideration Shares to be issued to such Person and (C) the Consideration Percentage applicable to such Person; and
(i)    in the case of Options (all of which will be canceled prior to the Closing), the number of shares subject to the Options and the exercise price per share in effect for each Option held by such Persons.
Section 5.9    Expenses.
(h)    Whether or not the Transactions are consummated, each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. All Company Expenses are set forth on the Schedule of Closing Cash, Liabilities and Indebtedness.
Section 5.10    Tax Matters.
(a)    Termination of Tax Sharing Agreements. All Tax Sharing Agreements between the Company, on the one hand, and any Shareholder or any of such Shareholder’s Affiliates (other than the Company), on the other hand, shall be terminated as of the Closing Date and, from and after the Closing Date, and the Company shall not have any further liability thereunder.
(b)    Termination of Powers of Attorney. Any power of attorney with respect to Taxes or Tax Returns of the Company shall be terminated as of the Closing Date.

(c)    Amendment. Purchaser or its Affiliates may elect to amend, modify or otherwise refile, or cause to be amended, modified or otherwise refiled, any Tax Return of the Company relating to a Pre-Closing Period; provided, that payment of any Taxes imposed on the Company attributable to any such amendment, modification or other refiling described in the preceding clause of this sentence shall be the responsibility of the Purchaser; provided, however that no such amendment, modification or refiling shall prohibit Purchaser from making any claim for indemnification pursuant to (and subject to the limitations of) Article 8 of this Agreement in respect of any breach of a representation or warranty under this Agreement relating to Taxes.
(d)    Certain Limitations. Notwithstanding anything to the contrary contained in this Agreement, the Shareholders shall not be required to indemnify or hold harmless Purchaser and its Affiliates (including after the Closing, the Company) in respect of or against any and all Losses resulting from, relating or attributable to (a) any and all Taxes of the Company for any taxable period beginning after the Closing Date; and (b) any Tax attribute of the Company, including but not limited to tax basis in any asset, any net operating loss carryover or credit carryover, any capital loss or Tax attribute which may be affected in any way by the acquisition of control under applicable Law, or the determination that any such Tax attribute is subject to any limitation on its use under applicable Law.
(e)    Limitation on Actions. Subject to Section 5.10(c), none of Purchaser or its Affiliates (including after the Closing, the Company) shall (i) make, revoke or amend any election relating to Taxes with respect or relating to a Pre-Closing Period or Straddle Period (other than making any election under Section 338(g) of the Code, or pursuant to Treasury Regulations Section 301.7701-3, either or both of which elections the Purchaser may make or cause the Company to make, in the Purchaser’s sole discretion, with an effective date on the Closing Date) with an effective date earlier than two (2) days after the Closing Date, (ii) carryback any Tax attribute arising in any period ending after the Closing to any period beginning before the Closing Date, or (iii) take any other action after the Closing (other than any action after the Closing on the Closing Date that is in the ordinary course of business) that would reasonably be expected to result in any increase in Tax liability (or a reduction in a Tax refund or credit) in respect of a Pre-Closing Period of the Company.
(f)    Cooperation. The Shareholders, the Company and Purchaser (and its Affiliates) shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving in good faith all disputes and audits with respect to all taxable periods relating to Taxes. Purchaser recognizes that the Shareholders may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Purchaser agrees that from and after the Closing Date, Purchaser and its Affiliates shall, and shall cause the Company, its Affiliates and successors to retain and maintain such records and information until the later of (i) six (6) years following the Closing Date, and (ii) the applicable statute of limitations with respect to the Tax for which such records or information relate; and allow the Shareholders (and their agents and representatives of the Shareholders) to inspect, review and make copies of such records and information as the Shareholders or their agents and representatives of the Shareholders may deem necessary or appropriate from time to time.
Section 5.11    Certain Taxes and Fees. The Shareholders shall pay all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions (“Transfer Taxes”), and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes; provided, however, that the Purchaser shall cooperate with the Shareholders in the preparation and filing of all Tax Returns or other applicable documents for or with respect to such Transfer Taxes, including timely signing and delivering such Tax Returns, documents, and certificates as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) Transfer Taxes.
Section 5.12    Release of Claims. Upon and subject to the Closing, each Shareholder undertakes as follows:
(a)    Such Shareholder, on behalf of himself, herself, or itself, and his, her or its successors, assigns, heirs, executors, legatees, administrators, beneficiaries, representatives, agents and any Shareholder Affiliates (the “Releasing Parties”), fully, finally and irrevocably releases, acquits and forever discharges the Company and Purchaser, each of their respective officers, directors, predecessors, Affiliates, successors and assigns, and the beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Released Parties”), from any and all commitments, actions, charges, complaints, promises, agreements, controversies, debts, claims, counterclaims, suits, causes of action, damages, demands, Liabilities, obligations, costs and expenses of every kind and nature whatsoever, whether arising from any express, implied, oral, or written contract or agreement or otherwise, known or unknown, past, present or future, at law or in equity, contingent or otherwise (collectively, a “Potential Claim”), that such Releasing Parties, or any of them, had, has or may have had at any time in the past until and including the Closing, against the Released Parties, or any of them, for or by reason of any matter, cause or thing whatsoever occurring at any time at or prior to the Closing with respect to the Company (the “Released Matters”), except that the Released Matters do not include, and nothing in this Agreement shall affect or be construed as a waiver or release by Releasing Parties of, any Potential Claim by such Releasing Parties arising from or relating to (1) the Compensation Obligations or current salary or employment benefits earned or accrued by or for the benefit of such Releasing Parties during the payroll period in which the Closing occurs in respect of services performed by such Shareholder as an employee, officer or director of the Company, and (2) any rights that such Releasing Party may have pursuant to the terms hereof, including, without limitation, pursuant to Article 8 of this Agreement. As used herein, the term “Shareholder Affiliates” includes such Shareholder’s directors, officers, controlling Persons, employees, counsel, advisors and affiliated investment funds, if any, and, for the avoidance of doubt, shall not include any of such Shareholder’s or Shareholder Affiliates’ portfolio companies or limited partners.

(b)    No Transfer of Potential Claims. Such Shareholder represents and warrants to the Released Parties that such Shareholder has made no assignment or transfer of any of the Potential Claims for any Released Matter.
(c)    Sufficiency of Consideration. Such Shareholder acknowledges and agrees that the Consideration Shares delivered in respect of Shares owned beneficially or of record by such Shareholder and the representations and warranties, covenants and obligations of Purchaser contained herein provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Section 5.12.
(d)    Release of Directors and Officers. Other than claims that may be brought against a Shareholder pursuant to the terms of this Agreement or as a result of fraud or willful or criminal misconduct, Purchaser hereby agrees (on behalf of itself and its Affiliates), that it shall not make any claim against any director or executive officer of the Company arising out of, relating to or in connection with acts or omissions of such person taken or omitted in their capacity as a director or executive officer of the Company and occurring or alleged to have occurred prior to the Closing (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions), under any applicable Swiss or other Laws including, in accordance with Article 752 et seq. Swiss Code of Obligations (CO). Any such potential claims (whether known at the date hereof or not) are hereby unconditionally and irrevocably waived by Purchaser on behalf of itself and on behalf of its Affiliates. Purchaser agrees that the waiver contained in this Section 5.12 shall be in addition to, and not in lieu of, the existing indemnification obligations of the Company to its officers and directors that may be available pursuant to the Company’s organizational documents and/or applicable Law. Notwithstanding the foregoing, any release by the Purchaser in this Section 5.12(d) of a director or officer of the Company shall not excuse any breach by the Company or the Shareholders of the representations, warranties and covenants of this Agreement applicable to them that results from any act or omission of any such director or officer of the Company that has been so released, and any such breach will be subject to the provisions of Article 8 of this Agreement.
Section 5.13    Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use commercially reasonable efforts, and will cooperate with each other parties hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article 6. Each party hereto, at the reasonable request of the other parties hereto, will execute and deliver such documents and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Transactions. Prior to the Closing, the Company shall, and the Shareholders shall cause the Company to, (i) use reasonable commercial efforts to cause any Shareholder who is not then a party to this Agreement to enter into this Agreement and (ii) upon the request of Purchaser, exercise drag-along rights under the Shareholders’ Agreement to cause any such Shareholder who is a party to the Shareholders’ Agreement to sell and assign such Shareholder’s Shares to Purchaser in accordance with the terms of this Agreement.

Section 5.14    Registration on Form S-3. Purchaser shall, (a) within ninety (90) calendar days following the Closing Date and following the occurrence of each Milestone Event, file a registration statement on Form S-3 covering the resale of the Consideration Shares (each a “Resale Registration Statement”), and (b) thereafter use its commercially reasonable efforts to cause such Resale Registration Statement to become effective under the Securities Act as promptly as possible; provided, however, that Purchaser shall not be obligated to effect any such registration if Form S-3 is not available for such offering by the Shareholders. Following each Resale Registration Statement becoming effective, Purchaser shall (i) use commercially reasonable efforts to keep such registration statement effective (x) for a period of up to one (1) year or (y) until such time as all Consideration Shares can be freely sold without volume limitations or any similar restrictions, whichever is later or, if earlier, until the entire distribution contemplated in such registration statement has been completed or the holders of such Consideration Shares have sold all such shares in the public market pursuant to an exemption from registration under the Securities Act, (ii) prepare and file with the U.S. Securities and Exchange Commission such amendments and supplements to the Resale Registration Statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement, and (iii) furnish to the Shareholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Shareholders may reasonably request in order to facilitate the disposition of such shares of such Consideration Shares. It shall be a condition precedent to the obligations of Purchaser to take any action pursuant to this Section 5.14 with respect to such shares of Purchaser Common Stock owned by any Shareholder that such Shareholder shall furnish to Purchaser, within a reasonable period of time prior to the date on which Purchaser is required to file the Resale Registration Statement, such information regarding himself, herself or itself, such shares of Purchaser Common Stock held by it, and the intended method of disposition of such securities as shall be required to effect the registration thereof. Purchaser shall pay all expenses incurred in connection with the preparation and filing of such registration statement, including all registration and filing fees and printer, legal and accounting fees related thereto.
Section 5.15    Additional Purchaser Common Stock Matters. Subject to Purchaser’s compliance with Section 5.14 above, Shares of Purchaser Common Stock issued to a Shareholder hereunder may not be sold, assigned, transferred or disposed of by such Shareholder prior to the effective date of the Resale Registration Statement without Purchaser’s prior written consent.
Section 5.16    Financial Statements. The Company and the Shareholders shall use commercially reasonable efforts to cause the Company’s independent auditors to furnish their consent to the inclusion of the audited Company Financial Statements and the auditor’s reports with respect thereto in any applicable filings of Purchaser as required by the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules of the U.S. Securities and Exchange Commission promulgated thereunder. Purchaser will bear all costs of the foregoing.

Section 5.17    Noncompetition.
(e)    During the Noncompetition Period (as hereinafter defined) each Shareholder who is the holder of five percent (5%) or more of the voting power of the Shares will not, directly or indirectly, or as a stockholder, partner, member, manager, employee, consultant or other owner or participant in any Person other than the Company, (i) engage in or assist any other Person to engage in any Covered Business (as hereinafter defined) anywhere in the Covered Area (as hereinafter defined), (ii) solicit or endeavor to entice away from the Company, or offer employment or a consulting position to, or otherwise materially interfere with the business relationship of the Company with, any Person who is, or was within the one-year period prior thereto, an employee of or consultant to the Company who was primarily engaged in the Covered Business, or (iii) solicit or endeavor to entice away from the Company, endeavor to reduce the business conducted with the Company by, or otherwise materially interfere with the business relationship of the Company with, any Person with whom the Company has engaged in collaboration, services or licensing business discussions in the 12 months prior to the Closing, or other Person having business relations with, the Company, in each case who was primarily engaged in the Covered Business. Notwithstanding the foregoing, nothing in this Section 5.17 shall prohibit any Shareholder from (i) issuing a general solicitation for employment or services or hiring or engaging any of the foregoing Persons who respond to a general solicitation to the public that is not specifically directed to any of the foregoing Persons, (ii) being a director, officer or employee of Purchaser or any of its Affiliates following Closing or owning the Consideration Shares or other shares of Purchaser Common Stock and/or making passive investments in up to 5% of the equity interests of any publicly traded company, (iii) maintaining any current investments in existence as of the date hereof (none of which investments shall themselves be subject to the restrictions of this Section 5.17) or (iv) making any investments or taking any other actions that are approved in writing by Purchaser.
(f)    For purposes of this Section 5.17, the following terms shall have the following meanings:
“Company” shall mean the Company, the Purchaser and its affiliated companies, whether now existing or existing in the future, and all of their respective successors and assigns.
“Covered Area” means (i) anywhere in the United States or Europe, and (ii) anywhere else in the world where the Company does business as of the Closing.
“Covered Business” means the use of an in vitro cellular antibody library utilizing expression in pre-B Cells or cells derived therefrom as a platform for the generation, characterization, research and/or development of antibodies, antibody libraries or any fragments thereof.
“Noncompetition Period” means the period commencing as of the Closing and ending on the two year anniversary of the Closing.

Section 5.18    Remedies for Breach of Restrictive Covenants.
(a)    The Shareholders acknowledge that any breach or threatened breach of the provisions of Sections 5.4, 5.6 or 5.17 of this Agreement will cause irreparable injury to the Company for which an adequate monetary remedy may not exist. Accordingly, in the event of any such breach or threatened breach, the Purchaser shall be entitled, in addition to the exercise of other remedies and notwithstanding Section 9.8, to seek and (subject to court approval) obtain injunctive and other equitable relief, without necessity of posting a bond, restraining the Shareholders, as the case may be, from committing such breach or threatened breach. The right provided under this Section 5.18(b) shall be in addition to, and not in lieu of, any other rights and remedies available to the Purchaser. Notwithstanding Section 9.6 (Assignment), Sections 5.4, 5.6 and 5.17 are for the benefit of the Purchaser as owner of the Shares and for each of its successors in title, and may be assigned by the Purchaser, or by and of its successors in title, without the consent of the Shareholders or the Representative.
(b)    Each Shareholder (1) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (2) acknowledges that the duration, geographical scope and subject matter of Sections 5.4, 5.6 and 5.17 (as applicable) of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, trade secrets and confidential and proprietary information of the business of the Company, (3) acknowledges that the Purchaser would not have closed the Transactions without the benefits contained in this Agreement, (4) will be able to earn a satisfactory livelihood without violating this Agreement, and (5) understands that this Agreement is assignable by the Company and the Purchaser and shall inure to the benefit of their respective successors and permitted assigns.
Section 5.19    Company Intellectual Property. If any Shareholder owns or shall at any time hereafter acquire any rights in any Company Intellectual Property, such Shareholder shall, and hereby does, transfer all of its rights, title and interest in such Company Intellectual Property to the Company for no additional consideration. Each Shareholder shall execute and deliver such additional documents and instruments and take such other actions as the Purchaser shall reasonably request to give effect to the provisions of this Section 5.19.
Section 5.20    Designation of Purchaser. Purchaser shall have the right prior to the Closing in its sole discretion to designate an existing or newly formed direct or indirect wholly-owned subsidiary to become Purchaser for all purposes under this Agreement, provided that such designee shall execute a joinder agreement in a form reasonably satisfactory to the Representative under which such designee shall agree to become a party to this Agreement as Purchaser and assume all of the rights and obligations of Purchaser hereunder, provided, however, that Purchaser (i) shall be responsible for the issuance of all Consideration Shares and for the payment of any Milestone Consideration and (ii) shall remain jointly and severally liable with such subsidiary for all obligations of Purchaser hereunder.
Section 5.21    Permitted Transfers. Notwithstanding any contrary provision of this Agreement, Shareholders shall be permitted prior to the Closing Date to sell or transfer their Shares to another Shareholder party to this Agreement, provided that the Representative shall within five Business Days following any such transaction give notice of such transaction to Purchaser and deliver to Purchaser a revised Spreadsheet reflecting the transfer of Shares effected by such transaction.
Section 5.22    Waiver of Certain Rights. Each Shareholder hereby irrevocably waives all rights of first refusal or similar rights (other than drag-along rights and obligations) under any Shareholder Agreement.
Section 5.23    Director and Officer Indemnification and Insurance. From and after the Closing through the sixth (6th) anniversary of the Closing Date, the Company shall, and Purchaser shall cause the Company to, maintain any applicable provisions with respect to indemnification and exculpation from liability for directors and officers of the Company as set forth in the Charter Documents in effect immediately prior to the Closing, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any such director or officer. In addition, the Company shall, and Purchaser shall cause the Company to, maintain in effect for the term thereof (but not to exceed six (6) years) any so-called “tail period” extension of the Company’s current directors’ and officers’ liability insurance policy that has been purchased and is in effect on the Closing Date. The provisions of this Section 5.23 expressly are intended to be for the benefit of, and shall be enforceable by, each of the directors and officers of the Company existing immediately prior to Closing.
Section 5.24    Amending Charter. Subject to the terms of this Agreement, Purchaser will not amend the Charter in any manner that adversely affects the rights of the holders of the Retained Company Convertible Notes prior to such time as such holders have elected to cause such Retained Company Convertible Notes to be redeemed and all consideration payable in connection with such redemption has been paid.
ARTICLE 6
CLOSING CONDITIONS
Section 6.1    Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Transactions will be subject to the satisfaction at or before the Closing of each of the following conditions, which to the extent permitted by Law may be waived in a written agreement of the Company and Purchaser:
(y)    No Injunctions or Restraints; Illegality. No Order or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions will be in effect, and no Action will have been brought by a Governmental Authority seeking any of the foregoing be pending or threatened. No action taken by any Governmental Authority, and no statute, rule, regulation or Order will have been enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.
(z)    Governmental Approvals. The parties will have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Transactions, including European anti-competition clearance, if applicable.

Section 6.2    Additional Conditions to Obligations of the Company and Shareholders. The obligations of the Company and the Shareholders to consummate the Transactions will be subject to the satisfaction, or written waiver by the Representative, at or before the Closing of each of the following conditions (each such condition being solely for the benefit of the Company and the Shareholders and capable of being waived by the Representative in his sole discretion without notice, liability or obligation to any Person):
(e)    Representations, Warranties and Covenants of Purchaser. The representations and warranties of Purchaser in this Agreement shall be true and correct in all respects as of the date of this Agreement and shall be true and correct on the Closing Date (in each case, except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct, either individually or in the aggregate, on the Closing Date would not have, or would not reasonably be expected to have, a Material Adverse Effect on Purchaser. (For purposes of the foregoing sentence, all “Material Adverse Effect” qualifications and other materiality qualifications contained in any such representations and warranties will be disregarded.) Purchaser will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or before the Closing.
(f)    Receipt of Closing Deliveries. The Representative will have received each of the agreements, instruments and other documents required to have been delivered at or before the Closing as set forth in Exhibit B, and all such agreements, instruments and other documents will continue to be effective and will not have been revoked by the Persons executing same.
(g)    Election of Directors. The Purchaser shall have elected Shahzad Malik to serve as a member of Purchaser’s board of directors effective upon the Closing.
(h)    No Material Adverse Change. No Material Adverse Effect on Purchaser shall have occurred since the date of this Agreement.
Section 6.3    Additional Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the Transactions will be subject to the satisfaction, or written waiver by Purchaser, at or before the Closing of each of the following conditions (each such condition being solely for the benefit of Purchaser and capable of being waived by Purchaser in its sole discretion without notice, liability or obligation to any Person):
(m)    Representations, Warranties and Covenants of the Company and the Shareholders. The representations and warranties of the Company and the Shareholders in this Agreement shall be true and correct in all respects as of the date of this Agreement and shall be true and correct on the Closing Date (in each case, except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct, either individually or in the aggregate, on the Closing Date would not have, or would not reasonably be expected to have, a Material Adverse Effect on the Company or the Shareholders; provided, however, that the representations and warranties of the Company set forth in Section 2.2 and of the Shareholders set forth in Section 3.4(a) shall be true and correct in all respects as of the date of this Agreement and on the Closing Date.(For purposes of the foregoing sentence, except with respect to the representations and warranties included in Section 2.2 and Section 3.4(a) of this Agreement, all “Material Adverse Effect” qualifications and other materiality qualifications contained in any such representations and warranties will be disregarded.) The Company and the Shareholders will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company or the Shareholders at or before the Closing.
(n)    Receipt of Closing Deliveries. Purchaser will have received the instruments and other documents required to be delivered to it pursuant to Section 1.2(b) and each of the agreements, instruments and other documents set forth in Exhibit B, and all such agreements, instruments and other documents will continue to be effective and will not have been revoked by the Persons executing same.
(o)    Shareholder Signatures. Shareholders owning in the aggregate not less than 95% of the outstanding Shares shall have entered into this Agreement and performed their respective obligations pursuant to Section 1.2(c) hereto.
(p)    Injunctions or Restraints on Conduct of Business. No Order or other legal or regulatory provision limiting or restricting Purchaser’s ownership, conduct or operation of the business of the Company following the Closing Date will be in effect, nor will any Action or request for additional information before any Governmental Authority seeking any of the foregoing, seeking to obtain from Purchaser or the Company or any of their respective Affiliates in connection with the Transactions any damages, or seeking any other relief that, following the Closing, could reasonably be expected to materially limit or restrict the ability of the Company to own and conduct the assets and businesses owned and conducted by the Company before the Closing, be pending or threatened.
(q)    Conversion of Notes. The holders shall have converted all outstanding Company Convertible Notes that are not listed as Retained Company Convertible Notes in Section 1.7 of the Company Disclosure Schedule into Shares or shall have otherwise extinguished all obligations of the Company thereunder, effective immediately prior to the Closing.
(r)    Termination of Options. All Options shall have been terminated or expired.
(s)    Requisite Shareholder Approval. Shareholders holding not less than 95% of both the total number of Shares and voting power of Shares shall have tendered such Shares at the Closing in accordance with Section 1.1(a); and, if requested in writing by Purchaser prior to the Closing, the Company and the Shareholders who are parties to the Shareholders Agreement shall have exercised the drag-along rights thereunder with respect to any Shareholder who is a party to the Shareholders Agreement but has not entered into, or performed its obligations under, this Agreement.

ARTICLE 7
Section 7.1    Termination. At any time before the Closing Date, this Agreement may be terminated as follows:
(i)    by mutual written consent duly authorized by the respective boards of directors of Purchaser (or a committee thereof) and the Representative;
(j)    by either Purchaser or the Representative (on behalf of all of the Shareholders, who hereby empower and authorize the Representative to act on their behalf), if the Closing Date shall not have occurred on or before February 28, 2014 (the “Termination Date”), except that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party that is in breach of this Agreement and such breach has resulted in the failure of the Closing to occur on or before the Termination Date;
(k)    by either Purchaser or the Representative (on behalf of all of the Shareholders, who hereby empower and authorize the Representative to act on their behalf), if (1) there is a final non-appealable Order in effect preventing consummation of the Transactions, or (2) there is any statute, rule, regulation or Order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Authority that would make consummation of the Transactions illegal;
(l)    by Purchaser, if the Company or the Shareholders have breached any representation, warranty or covenant contained herein and such breach has not been cured within 30 days after Purchaser’s notice to the Representative of such breach (except that no such cure period will be available or applicable to any such breach which by its nature cannot be cured);
(m)    by the Representative (on behalf of all of the Shareholders who hereby empower and authorize the Representative to act on their behalf), if Purchaser has breached any representation, warranty or covenant contained herein and such breach has not been cured within 30 days after the Company’s notice to Purchaser of such breach (except that no such cure period will be available or applicable to any such breach which by its nature cannot be cured);
(n)    by the Representative (on behalf of all of the Shareholders, who hereby empower and authorize the Representative to act on their behalf), if (i) there is a Sale of Purchaser which occurs between the date of this Agreement and the Closing, (ii) Purchaser is de-listed from the Nasdaq Capital Market, or (iii) Purchaser adopts any plan of consolidation, reorganization, liquidation or dissolution or files a petition in bankruptcy under any provisions of federal or state bankruptcy Law, consents to the filing of any bankruptcy petition against it under any similar Law, or makes an assignment for the benefit of creditors generally.
Any party desiring to terminate this Agreement pursuant to Section 7.1(b) through (f) will give notice of such termination to the other party. Notwithstanding any provision of this Agreement to the contrary, no party shall have a right to terminate this Agreement by reason of a change of control of Purchaser which occurs, or has been announced, prior to the date of this Agreement.

Section 7.2    Effect of Termination. If this Agreement is terminated in accordance with Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except that each party hereto shall remain liable for any breaches of this Agreement that occurred before its termination and that Section 5.4 (Confidentiality; Public Announcements), Section 5.9 (Expenses), Section 7.2 (Effect of Termination), and Article 9 (General Provisions) shall remain in full force and effect and survive any termination of this Agreement.
Section 7.3    Amendment. Prior to the Closing, this Agreement may be amended by an instrument in writing signed on behalf of Purchaser, the Company and either (a) the Representative on behalf of the Shareholders pursuant to Section 8.8, or (b) all of the Shareholders. After the Closing, Purchaser and the Representative (on behalf of all of the Shareholders) may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of Purchaser and the Representative on behalf of all of the Shareholders. The Shareholders hereby empower and authorize the Representative prior to or after the Closing to execute and deliver such instrument on their behalf. This Agreement shall not be amended without an instrument in writing.
Section 7.4    Extension; Waiver. Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made to such party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. In addition, (x) prior to the Closing, the Representative (on behalf of all of the Shareholders, who hereby empower and authorize the Representative to act on their behalf) and (y) after the Closing, the Representative (on behalf of all of the Shareholders) and Purchaser may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other, (2) waive any inaccuracies in the representations and warranties made to Purchaser (in the case of a waiver by Purchaser) or made to the Shareholders (in the case of a waiver by the Representative) herein or in any document delivered pursuant hereto, and (3) waive compliance with any of the agreements or conditions for the benefit of Purchaser (in the case of a waiver by Purchaser) or made to the Shareholders (in the case of a waiver by the Representative). Any agreement on the part of a party hereto or the Representative, as applicable, to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement will constitute a waiver of such right, and no waiver of any breach or default will be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.
ARTICLE 8
SURVIVAL AND INDEMNIFICATION
Section 8.1    Survival. The representations and warranties of the parties contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement will survive in full force and effect until the date that is eighteen (18) months following the Closing Date, except that (a) the Fundamental Representations will survive for a period of seven (7) years following the Closing Date, and (b) the representations and warranties set forth in Section 2.10 will survive for a period of three (3) years following the Closing Date. Except as otherwise expressly provided in this Agreement, each covenant hereunder will survive the Closing indefinitely or in accordance with its terms.
Section 8.2    Indemnification.
(a)    From and after the Closing Date, subject to this Article 8, each Shareholder (the “Indemnitors”) will severally and not jointly indemnify and hold harmless the Purchaser from and against any and all direct losses, costs and expenses, including reasonable legal fees and arbitration and court costs actually incurred (collectively, “Losses”), arising out of, related to or resulting from (1) through (5) below. It is specifically agreed that the Indemnitors’ liability in relation to the Transactions is exclusively governed by this Agreement and that no remedy whatsoever under any other statute, law or legal principle, shall be available to the Purchaser except as expressly provided herein. The Purchaser shall, as its sole and exclusive remedy, be entitled to claim compensation, as set out in this Article 8, for Losses incurred or suffered by Purchaser arising out of or relating to any of the items listed below. For all purposes of this Article 8, the “Purchaser” shall include the Purchaser and each of its subsidiaries and Affiliates.
(1)    Any failure of any representation, warranty or certification made by the Company in this Agreement or any certificate required to be delivered to Purchaser by the Company in accordance with this Agreement to be true and correct on the date hereof and on the Closing Date as if made on such date;
(2)    Any breach of or default by the Company or by the Shareholders collectively of any of its or their covenants or agreements under this Agreement;
(3)    any claims on behalf of any holder or former holder of Shares or rights to acquire Shares that relate or purport to relate to the Transactions including claims alleging violation of any legal obligations owed by any of the directors or officers of the Company to any of the Shareholders or alleging oppression;
(4)    Any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to this Agreement or any amounts a Person was entitled to receive pursuant to this Agreement that were omitted from the Spreadsheet; and
(5)    Fraud, intentional misrepresentation, bad faith or intentional misconduct by the Company or any of its directors or officers.
(b)    Each Indemnitor will severally, but not jointly, indemnify and hold harmless the Purchaser from and against all Losses arising out of, related to or otherwise by virtue of (c) any failure of any representation or warranty made by such Indemnitor contained in Article 3 to be true and correct as of the date hereof and as of the Closing Date as if made on such date, (d) any breach of or default in connection with any of the covenants or agreements made by such Indemnitor in his, her or its individual capacity in this Agreement or any certificate required to be delivered to Purchaser in accordance with this Agreement, or (e) fraud, intentional misrepresentation, bad faith or intentional misconduct by such Indemnitor.
(f)    From and after the Closing Date, subject to this Article 8, Purchaser will indemnify and hold harmless the Shareholders from and against any and all Losses arising out of, related to or resulting from (1) through (3) below. It is specifically agreed that the Purchaser’s liability in relation to the Transactions is exclusively governed by this Agreement and that no remedy whatsoever under any other statute, law or legal principle, shall be available to the Shareholders. Each Shareholder shall, as its sole and exclusive remedy, be entitled to claim compensation, as set out in this Article 8, for Losses incurred or suffered by such Shareholder arising out of or relating to any of the items listed below. For all purposes of this Article 8, the “Shareholders” shall include such Shareholder and each of its subsidiaries and Affiliates (other than the Company and Purchaser).
(1)    any failure of any representation, warranty or certification made by Purchaser in this Agreement or any certificate required to be delivered to the Shareholders and/or the Company by Purchaser in accordance with this Agreement to be true and correct on the date hereof and on the Closing Date as if made on such date;
(2)    any breach of or default by Purchaser of any of its covenants or agreements under this Agreement; and
(3)    fraud, intentional misrepresentation, bad faith or intentional misconduct by Purchaser or any of its directors or officers.
(g)    Any reduction of the Purchase Price and any indemnification payments by Purchaser under this Article 8 shall be made with an amount corresponding to the Loss dollar by dollar and no multiples, including without limitation any multiple based on past and future cash flows, purchase-price-to-earnings, discounted present values or similar ratios, shall be used when calculating the amount of any Loss.
(h)    In the event an Indemnitor becomes liable for a Loss under this Article 8, such Indemnitor shall be entitled to choose, in its sole discretion, to compensate the Purchaser for Losses by (i) making a cash payment equal to the indemnifiable Loss pursuant to this Article 8 or (ii) by returning Consideration Shares to the Purchaser with an aggregate Deemed Share Value (determined as of the Closing Date or Milestone Event, as the case may be) equal to the indemnifiable Loss pursuant to this Article 8; provided, however, that in the event that the indemnifiable Loss payable pursuant Section 8.2(e)(ii) above is greater than the aggregate Deemed Share Value (determined as of the Closing Date or Milestone Event, as the case may be) of 12.5% of the number of Consideration Shares previously received by the Indemnitor, then, subject to the limitations set forth in this Article 8, Purchaser shall have the right to set off any unsatisfied portion of the indemnifiable Loss against any future Milestone Consideration payable to the Shareholders upon the achievement of a Milestone Event.

(i)    In the event that Purchaser becomes liable for a Loss under this Article 8, Purchaser shall be entitled to choose, in its sole discretion, to compensate the Shareholders for Losses by (i) making a cash payment of the relevant amount, (ii) by issuing shares of Purchaser Common Stock to the applicable Shareholder with an aggregate Deemed Share Value equal to the amount of the relevant Loss being compensated or (iii) by a combination of (i) and (ii).
Section 8.3    Limitations on Indemnification.
(i)    Subject to the following sentence, the Purchaser may not recover Losses from the Indemnitors in respect of any claim for indemnification under Section 8.2 unless and until Losses have been actually incurred in an aggregate amount greater than $100,000 (the “Indemnification Threshold”) after which, subject to the other limitations set forth in this Article 8, Purchaser will be entitled to recover for all Losses in excess of the Indemnification Threshold; provided, however, that no Indemnitor shall be required to indemnify Purchaser for any indemnifiable Losses under Section 8.2 in the aggregate in excess of 12.5 % of the Purchase Price actually received by such Indemnitor (including any future consideration received in connection with the achievement of a subsequent Milestone Event) (the “Cap”). Notwithstanding the foregoing sentence, the Purchaser will be entitled to recover for, and the Indemnification Threshold and Cap will not apply to, any Losses (i) with respect to any breach of or inaccuracy in any representation or warranty made in Section 2.2, Section 2.3, or Article 3 (other than Section 3.3) (the “Fundamental Representations”) or (ii) due to fraud, intentional misrepresentation, bad faith or intentional misconduct by the Company or any of its directors or officers in their capacities as such or any Indemnitor; provided, however, that in no event shall any Indemnitor be liable to Purchaser for any Losses in the aggregate in excess of the Purchase Price actually received by such Indemnitor (including any future consideration received in connection with the achievement of a subsequent Milestone Event).
(j)    Notwithstanding Section 8.3(a), recovery of any indemnifiable Loss by Purchaser from an Indemnitor shall be limited to (i) the Purchase Price actually received by such Indemnitor prior the resolution of such indemnification claim plus (ii) the Purchase Price actually receivable by such Indemnitor, if any, upon the occurrence of a Milestone Event subsequent to the resolution of such indemnification claim, which indemnifiable Loss may be offset by Purchaser against payment of the Purchase Price otherwise payable in respect of such future Milestone Event. For the avoidance of doubt, if, for example, Purchaser incurs an indemnifiable Loss to which the Cap applies in the amount of $2,000,000 that is finally resolved after the Closing but before a Milestone Event has occurred, Purchaser shall be entitled to recover $1,250,000 from the Closing Consideration previously paid to the Indemnitors (that is, 12.5% of the Closing Consideration), and the unrecovered balance of 750,000 only by way of offset from the Purchase Price payable with respect to a subsequent Milestone Event (but in no event in the aggregate to exceed the Cap); provided, however, that if a Milestone Event does not subsequently occur, Purchaser shall have no further recourse against any Indemnitor with respect to such unrecovered Loss. In the event that a Liability Claim is outstanding and unresolved at the time of payment of the Purchase Price upon occurrence of a Milestone Event, Purchaser may withhold payment of that portion of such Purchase Price as would be subject to this paragraph had the Liability Claim been finally resolved at such time until such time as the Liability Claim is finally resolved. Any settlement agreement between Purchaser or an Indemnitor and the Representative providing for the recovery of a Liability Claim by Purchaser shall contain provisions consistent with this paragraph, and the parties further agree to instruct any arbitration panel invoked pursuant to Section 9.8 to resolve a Liability Claim consistent with this Section 8.3.
(k)    Except as otherwise required by applicable Law, the parties shall treat any indemnification payments made hereunder as an adjustment to the Purchase Price for accounting and Tax purposes.
(l)    The Indemnitors shall not be liable under this Agreement in respect of:
(i)    Any individual Liability Claim (or a series of Liability Claims arising from substantially identical facts or circumstances) where the liability agreed or determined in respect of any such claim or series of claims does not exceed $10,000 dollars (and any such Loss or liability shall be disregarded in determining whether the Indemnification Threshold has been exceeded);
(ii)    Any Liability Claim unless notice in writing, accompanied by reasonable particulars thereof specifying the nature of the Liability Claim and, as far as practicable, the amount of the Liability Claim, has been given to the Representative without delay and at the latest within sixty (60) days from the date when the Purchaser became aware of the circumstances giving rise to the Liability Claim;
(iii)    A liability which is contingent, unless and until such contingent liability becomes an actual liability and is due and payable, provided that the foregoing shall in no way restrict or prevent the Purchaser from making a Liability Claim with respect to a contingent liability in the amount of any potential Loss associated with a contingent liability; and
(iv)    Any Loss to the extent that the Company has established a reserve for such Loss or the subject matter giving rise thereto in the Company Balance Sheet.
(m)    Payments by an Indemnitor pursuant this Article 8 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any insurance proceeds and any indemnity, contribution or other similar payment actually received by Purchaser in respect of any such claim and (ii) Tax Benefits actually realized by Purchaser resulting from the accrual or payment of any such Losses, which Tax Benefits are actually realized prior to the date such indemnity payment is made. The parties shall cooperate and provide all information reasonably requested by the other party in connection with the calculation of Tax Benefits for purposes of this paragraph. Purchaser and the Representative shall act in good faith to resolve any disputed item under this paragraph as promptly as practicable.

(n)    In no event shall any Indemnitor be liable to Purchaser, or shall Purchaser be liable to any Shareholder, for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value.
Section 8.4    Claims for Indemnification. At any time that a party hereto (the “Claiming Party”) desires to claim a Loss (a “Liability Claim”) that it believes is or may be indemnifiable pursuant to Article 8 of this Agreement, such Claiming Party will deliver a written notice of such Liability Claim (a “Claims Notice”) to (x) the Representative or, in the case of a Liability Claim under Section 8.2(b) (a “Direct Shareholder Claim”), the applicable Indemnitor (in each case in the context of a claim by Purchaser), or (y) Purchaser (in the context of a claim by the Shareholders). Such Claims Notice shall specify the nature of the Liability Claim in reasonable detail, including the amount of Losses alleged.
Section 8.5    Objections to and Payment of Claims.
(j)    Purchaser, the Representative or, in the case of a Liability Claim with respect to a Direct Shareholder Claim, the applicable Indemnitor, as the case may be, may object to any Liability Claim set forth in such Claims Notice by delivering written notice to the Claiming Party pursuant to the terms of this Section 8.5 (an “Objection Notice”). Such Objection Notice must describe the grounds for such objection in reasonable detail.
(k)    If an Objection Notice is not delivered within thirty (30) days after delivery of the Claims Notice, such failure to so object will be an irrevocable acknowledgment by each party to this Agreement (including the Representative) that the Claiming Party is entitled to indemnification under Article 8 for the Losses set forth in such Claims Notice in accordance with this Article 8.
(l)    Notwithstanding anything to the contrary in this Agreement, the Indemnitors do not have any individual right to object to any claim made in a Claims Notice under this Article 8, and any and all claims made in a Claims Notice on behalf of the Purchaser may be objected to only by the Representative, except in the case of a Direct Shareholder Claim, to which the Indemnitor to whom such Claims Notice was delivered will have the individual right to object in accordance with this Article 8.
Section 8.6    Resolution of Objections to Claims.
(i)    If Purchaser, the Representative or, in the case of a Liability Claim with respect to a Direct Shareholder Claim, the applicable Indemnitor objects in writing to any Liability Claim made in any Claims Notice within 30 days after delivery of such Claims Notice, Purchaser and the Representative or the Indemnitor, as applicable, will attempt in good faith to agree upon the rights of Purchaser and the Indemnitors with respect to each such claim.
(j)    If no such agreement can be reached after good-faith negotiation and after thirty (30) days after delivery of an Objection Notice, either Purchaser or the Representative (on behalf of the Indemnitors) or, in the case of a Liability Claim with respect to a Direct

Shareholder Claim, the applicable Indemnitor may bring an Action to resolve the Liability Claim.
Section 8.7    Third-Party Claims.
(g)    If any Claiming Party receives written notice of a third-party claim that the Claiming Party reasonably believes may result in a Liability Claim (a “Third Party Claim”), such Claiming Party will notify Purchaser, the Representative or, in the case of a third-party claim that may result in a Direct Shareholder Claim, the applicable Indemnitor of such third-party claim, as the case may be, and the Person from whom indemnification is being sought, at such Person’s own cost, shall have the right to direct and conduct, any defense of such claim; provided, however, that Claiming Party may also participate in any proceeding with counsel of its choice at its expense. In such event, (i) the party from whom indemnification is sought shall provide written notice to the Claiming Party of its election to assume such defense prior to the expiration of the thirty (30) day response period, and (ii) the party from whom indemnification is sought shall have the right to settle or resolve any such Third Party Claim; provided, however, that any such settlement or resolution shall not be concluded without the prior written approval of the Claiming Party, such approval not to be unreasonably withheld, delayed or conditioned. For purposes of the preceding sentence, withholding, delaying or conditioning approval shall not be deemed unreasonable in the following circumstances relating to such settlement or resolution: (A) a finding or admission of any violation by the Purchaser of any legal requirement or of any rights of any Person; (B) failure to receive a full release of claims that may be made against the Claiming Party and its Affiliates; and (C) granting of any relief other than monetary Losses that are paid in full by the party from whom indemnification is sought that would affect the Claiming Party; provided, however, that the provisions of this sentence shall not apply to any Third Party Claim relating or attributable to Taxes or Tax Returns (which shall be subject to the settlement approval rights contained in the preceding sentence).
(h)    In the event the party from whom indemnification is sought does not elect to assume the defense of such Third Party Claim in the manner and within such thirty (30) day response period, the Claiming Party may conduct the defense of such claim at the expense of the Claiming Party; provided, however, that if it is ultimately determined that the Claiming Party is entitled to indemnification hereunder, such expenses shall be included in the calculation of Losses that the Claiming Party is entitled to recover pursuant to the terms hereof. The party from whom indemnification is sought may also participate in the defense of such claim at its sole cost and expense. The Claiming Party shall have the right to settle or resolve any such Third Party Claim; provided, however, that any such settlement or resolution (other than a settlement or resolution of a Third Party Claim relating or attributable to Taxes or Tax Returns which shall be subject to the settlement approval rights contained in the proviso at the end of this sentence) shall not be concluded without the prior written approval of each of the other parties hereto if such settlement results in, or could reasonably be expected to result in, such party (x) being required to pay any monetary penalty, or (y) becoming subject to any Order, inunction or any other similar equitable remedy; provided, further, that in connection with any Third Party Claim relating or attributable to Taxes or Tax Returns, such settlement or resolution shall not be concluded without the prior written approval of the other parties, such approval not to be unreasonably withheld, conditioned or delayed.
(i)    Each party shall reasonably cooperate with the party controlling defense of a Third Party Claim and shall make available to such party all pertinent information under his, her or its control.
Section 8.8    Representative.
(a)    Each Indemnitor appoints VISCHER AG, represented by Dr. Matthias Staehelinas as the Representative as the Indemnitor’s agent and true and lawful attorney-in-fact with the powers and authority as set forth in this Agreement, and the Representative hereby accepts such appointment. The Representative shall be the exclusive agent for and on behalf of the Indemnitors to (1) give and receive notices and communications to or from Purchaser relating to this Agreement or any of the other Transactions, other than in connection with Direct Shareholder Claims; (2) authorize deliveries to Purchaser of cash or Consideration Shares and legally bind each Indemnitor to pay cash or deliver or Consideration Shares directly to Purchaser in satisfaction of claims asserted by Purchaser by not objecting to such claims), other than in connection with Direct Shareholder Claims; (3) object to such claims in accordance with Section 8.7, other than in connection with Direct Shareholder Claims; (4) consent or agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with Orders with respect to, such claims, other than in connection with Direct Shareholder Claims; (5) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance, other than in connection with Direct Shareholder Claims, (6) subject to Section 7.3, execute for and on behalf of each Indemnitor any amendment to this Agreement or any exhibit, annex or schedule hereto (including for the purpose of amending addresses or sharing percentages), and (7) subject to Section 7.4, execute for and on behalf of each Indemnitor any waiver or extension to this Agreement. The Representative shall be the sole and exclusive means of asserting or addressing any of the above, and no Indemnitor shall have any right to act on its own behalf with respect to any such matters, other than any claim or dispute against the Representative. This appointment of agency and this power of attorney is coupled with an interest and will be irrevocable and will not be terminated by any Indemnitor or by operation of Law, whether by the death or incapacity of any Indemnitor or the occurrence of any other event, and any action taken by the Representative will be as valid as if such death, incapacity or other event had not occurred, regardless of whether or not any Indemnitor or the Representative will have received any notice thereof.
(b)    Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Representative that is within the scope of the Representative’s authority under this Agreement, including Sections 1.2, 1.5 and 8.8(a), shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all Shareholders or Indemnitors, as the case may be, and shall be final, binding and conclusive upon each of them. Purchaser shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Shareholder or Indemnitor. Purchaser is unconditionally and irrevocably relieved from any liability to any person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Representative.
(c)    The scope of the powers of the Representative as agent for the Indemnitors may be changed, and the Person serving as the Representative may be replaced from time to time, by the vote or consent of Indemnitors representing a majority of the Consideration Percentage of all Indemnitors upon not less than thirty (30) days’ prior written notice to Purchaser. A vacancy in the position of the Representative may be filled by the vote or consent or Indemnitors representing a majority of the Consideration Percentage of all Indemnitors. If the Representative refuses or is no longer capable of serving as the Representative hereunder, then the Indemnitors, other than the Representative, representing a majority of the Consideration Percentage of all Indemnitors, other than the Representative, will promptly appoint a successor Representative who will thereafter be a successor Representative hereunder, and the Representative will serve until such successor is duly appointed and qualified to act hereunder. If there is not a Representative at any time, any obligation to provide notice to the Representative will be deemed satisfied if such notice is delivered to each of the Indemnitors at their addresses last known to Purchaser, which will be the address set forth in the Spreadsheet unless Representative provides notice to Purchaser of a different address in the manner described in Section 9.3.
(d)    All expenses, if any, incurred by the Representative in connection with the performance of his duties as the Representative (the “Representative Expenses”) will be borne and paid by the Indemnitors according to their respective Consideration Percentage. Notices or communications to or from the Representative shall constitute notice to or from each of the Indemnitors.
(e)    The Representative shall not be liable to any Indemnitor for any act done or omitted hereunder as the Representative while acting in good faith and any act done or omitted in accordance with the advice of counsel or other expert shall be conclusive evidence of such good faith. The Indemnitors shall severally and not jointly indemnify the Representative and hold him harmless against any loss, liability, damage, claim, suit, penalty, cost or expense (including fees and expenses of counsel) incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.
(f)    The Representative shall have reasonable access to information about the Company and the reasonable assistance of the Company’s former officers and employees for purposes of performing his duties and exercising his rights hereunder. The Representative shall treat confidentially and not use or disclose the terms of this Agreement, the Company Disclosure

Letter or any nonpublic information from or about the Purchaser or the Company to anyone, except that the Representative may disclose the terms or information to the Indemnitors or the Representative’s employees, attorneys, accountants, financial advisors, agents or authorized representatives on a need-to-know basis, as long as the Person agrees to treat such information confidentially. If requested by Purchaser, the Representative shall enter into a separate confidentiality agreement before being provided access to such information.
(g)    By his signature to this Agreement, the initial Representative hereby accepts the appointment contained in this Agreement, as confirmed and extended by this Agreement, and agrees to act as the Representative and to discharge the duties and responsibilities of the Representative pursuant to the terms of this Agreement.
ARTICLE 9
GENERAL PROVISIONS
Section 9.1    Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:
“Acquisition” has the meaning set forth in the Recitals.
“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, litigation, mediation, proceeding, citation, summons, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
“Affiliate,” when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Transaction” has the meaning set forth in Section 5.6.
“Assets and Properties” with respect to any Person, shall mean all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods, and Intellectual Property.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York, United States of America or Basel, Switzerland.
“Cap” has the meaning set forth in Section 8.3(a).

“Charter” has the meaning set forth in Section 2.1.
“Charter Documents” has the meaning set forth in Section 2.1.
“Claiming Party” has the meaning set forth in Section 8.4.
“Claims Notice” has the meaning set forth in Section 8.4.
“Closing” has the meaning set forth in Section 1.2.
“Closing Consideration Shares” means a number of shares of Purchaser Common Stock having a Deemed Share Value of $10,000,000. Notwithstanding the foregoing, the total number of Closing Consideration Shares to be issued pursuant to this Agreement shall not exceed 19.9% of Purchaser’s issued and outstanding shares of voting stock as of the Closing Date unless Purchaser has theretofore met the requirements, if any, of the Nasdaq Capital Market to issue shares of Purchaser Common Stock in excess thereof. In the event that this limitation applies to the payment of any Closing Consideration Shares, Purchaser shall make such payment in cash in an amount equal to the Deemed Share Value of the Closing Consideration Shares that would have otherwise been issued.
“Closing Date” has the meaning set forth in Section 1.2.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Commercial Milestone Consideration” means, with respect to the Commercial Milestone Event, a cash payment equal to twenty percent (20%) of the initial $5,000,000 in up-front cash consideration and fifty percent (50%) of up-front cash consideration received by the Purchaser in excess of $5,000,000 as a result of the occurrence of the Commercial Milestone Event. Payments by way of cost recovery or for purposes of research and development funding shall not be taken into account for purposes of determining the Commercial Milestone Consideration.
“Commercial Milestone Event” means a commercial collaboration or licensing Contract that is entered into by the Company on or before March 31, 2014 relating to the application of the Company’s Retrocyte Display technology to a given target of interest with a party and a target to be mutually agreed upon in writing by Purchaser and the Company or the Representative, as the case may be.
“Company” has the meanings set forth in the Preamble and, solely for purposes of Section 5.17, Section 5.17(b).
“Company Authorizations” has the meaning set forth in Section 2.14.
“Company Balance Sheet Date” has the meaning set forth in Section 2.5(a).
“Company Convertible Notes” means those convertible notes of the Company issued pursuant to the Convertible Loan Agreements made as of December 21, 2011 and October 1,

2013 by and among the Company and those persons named as lenders thereunder. The “Retained Company Convertible Notes” means those Company Convertible Notes that will remain outstanding at the Closing, as set forth in Schedule of Closing Cash, Liabilities and Indebtedness.
“Company Disclosure Letter” means the Company Disclosure Letter dated as of the date hereof, executed by an authorized officer of the Company and delivered by the Company to Purchaser concurrently herewith.
“Company Expenses” means all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions.
“Company Financial Statements” has the meaning set forth in Section 2.5(a).
“Company Intellectual Property” means any Intellectual Property owned by or licensed to the Company, or otherwise used or held for use in connection with the operation of the business of the Company, including Company-Owned Intellectual Property.
“Company Material Contract” has the meaning set forth in Section 2.19.
“Company Ordinary Shares” means the Ordinary Shares of the Company.
“Company-Owned Intellectual Property” means any Intellectual Property that is owned by or exclusively licensed to the Company.
“Company Products” means antibodies or fragments thereof derived from or utilizing the Company’s Retrocyte Display technology.
“Company Registered Intellectual Property” means any Registered Intellectual Property that is included within the Company-Owned Intellectual Property.
“Company Securities” means Shares and Options.
“Company Series A Shares” means Series A Preference Shares of the Company.
“Company Series B Shares” means Series B Preference Shares of the Company.
“Company Stock Plans” means the stock plans which options and entitlements will be cancelled by this Agreement, subject to Closing.
“Compensation Obligations” has the meaning set forth in Section 2.12(c).
“Confidentiality Agreement” has the meaning set forth in Section 5.4(a).
“Consideration Percentage” means the percentage set out for each holder of Company Securities in the Spreadsheet.

“Consideration Shares” means the Closing Consideration Shares and the Milestone Consideration Shares.
“Contract” means any written contract, agreement, indenture, note, bond, loan, instrument, license, lease (including real and personal property leases), conditional sale contract, purchase or sales orders, mortgage, undertaking, commitment, understanding, undertaking, option, warrant, calls, rights or other enforceable arrangement or agreement.
“Control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The verb “Control” and the term “Controlled” have the correlative meanings.
“Covered Area” has the meaning set forth in Section 5.17(b).
“Covered Business” has the meaning set forth in Section 5.17(b).
“Data Room” has the meaning set forth in Section 5.3(a).
“Deemed Share Value” means (i) in the case of the Closing Consideration Shares, the average closing price per share of the Purchaser’s Common Stock on the Nasdaq Capital Market on the thirty (30) Trading Days ending on the Trading Day prior to the Closing Date, (ii) in the case of the Milestone Consideration Shares, the average closing price per share of the Purchaser’s Common Stock on the Nasdaq Capital Market on the thirty (30) Trading Days ending on the Trading Day prior to the occurrence of a Milestone Event or (iii) in the case of shares of Purchaser Common Stock issued pursuant to Section 8.2(f), the average closing price per share of the Purchaser’s Common Stock on the Nasdaq Capital Market on the thirty (30) Trading Days ending on the Trading Day prior to the date payment of such shares is due.
“Direct Shareholder Claim” has the meaning set forth in Section 8.4.
“Employee Plan” means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programs, arrangements, policies or practices relating to the current or former directors consultants, independent contractors, officers or employees of the Company that is maintained, sponsored or funded by the Company, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, or under which the Company may have any Liabilities, contingent or otherwise.
“Employment Arrangement” means each employment, offer letter, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company and any current or former employee, intern, director, consultant or independent contractor of the Company, or with respect to which the Company has or may have any liability.

“Encumbrance” means any mortgage, pledge, hypothecation, security interest, encumbrance, or other lien, charge, restriction on transfer, right of preemption or right to acquire, or any restriction on the right to vote, sell or otherwise dispose of the subject property, other than any restriction or limitation imposed by this Agreement.
“Fundamental Representations” has the meaning set forth in Section 8.3(a).
“GAAP” means generally acceptable accounting principles as applicable to such Person.
“Governmental Authority” means any governmental, regulatory or administrative authority, agency, body, commission or other entity, whether international, multinational, national, regional, state, provincial or of a political subdivision; any court, judicial body, arbitration board or arbitrator; any tribunal of a self-regulatory organization; or any instrumentality of any of the foregoing.
“IFRS” means International Financial Reporting Standards established by the International Accounting Standards Board. IFRS (SME) means International Financial Reporting Standards established by the International Accounting Standards Board that are applicable to entities known as small- and medium-sized entities.
“Indebtedness” means all principal, interest, fees, expenses and other amounts in respect of borrowed money, notes, bonds, debentures and other debt securities, guarantees, interest rate, currency or other hedging arrangements, capital leases, letters of credit and/or installment purchases incurred by the Company prior to the Closing, or required to be paid in order to discharge fully all such amounts as of the Closing.
“Indemnification Threshold” has the meaning set forth in Section 8.3(a).
“Indemnitors” has the meaning set forth in Section 8.2(a).
“Intellectual Property” means the rights associated with or arising out of any of the following: (1) domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures (“Patents”); (2) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (“Trade Secrets”); (3) all copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, industrial designs, industrial design registrations and applications, copyright registrations and applications therefor and corresponding rights in works of authorship (“Copyrights”); (4) all trademarks, service marks, logos, trade dress and trade names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (“Trademarks”); (5) all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”); and (6) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
“Internal Control System” has the meaning set forth in Section 2.3(b).
“Knowledge of the Company” means the knowledge of Robert Burns, Marc van Dijk, Melanie Schmidt (Princip), Sarah Thompson, Andreas Richter and Luis Martin-Parras that such Persons would have if they had made reasonable and diligent inquiry of those employees, attorneys and accountants of the Company who would be expected to have knowledge as to the relevant matter.
“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, an Order or act, statute, ordinance, regulation, rule, collective bargaining agreement, extension order or code promulgated by a Governmental Authority.
“Leased Real Property” means all real property leased, subleased or licensed to the Company or which the Company otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
“Leases” means the Contracts set forth in Section 2.20(a) of the Company Disclosure Letter.
“Liabilities” means any and all liabilities, debts, commitments and obligations of any kind, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable, including those arising under any Law, Action or Order and those arising under any Contract or otherwise.
“Liability Claim” has the meaning set forth in Section 8.4.
“Losses” has the meaning set forth in Section 8.2(a).
Documents or other information and materials shall be deemed to have been “Made Available” by the Company if and only if the Company has posted such documents and information and other materials to the Data Room at least 48 hours prior to the execution and delivery of this Agreement by the parties hereto and notified Purchaser of such posting.
Any reference to an event, change, condition or effect being “material” with respect to any Person means any event, change, condition or effect that is material in relation to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole.
“Material Adverse Effect” with respect to any Person means any effect that either alone or in combination with any other effect is materially adverse in relation to the financial condition, properties, assets, liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole or the ability of such Person to perform its obligations hereunder or to consummate the Transactions, except that none of the following will be deemed to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development, or effect to the extent arising from: (1) changes in national or international economic, political or social conditions occurring after the date of this Agreement; (2) changes in GAAP, Swiss GAAP or IFRS; (3) changes in Law, rules, regulations, Orders, or other binding directives issued by any Governmental Authority; (4) conditions generally affecting the industries in which the Company operates; (5) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (6) any action required or permitted by this Agreement; (7) the announcement, pendency or completion of the Transactions, including, with respect to Purchaser any change in the market price of Purchaser Common Stock (provided that the adverse change, event, or development giving rise to any change in the market price of Purchaser Common Stock shall not be disregarded for purposes of determining whether a Material Adverse Effect has occurred); (8) any natural or man-made disaster or acts of God; or (9) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).
“Milestone Consideration” means (i) in the sole discretion of Purchaser, (A) cash equal to $20,000,000 in the case of the First Milestone Event, $10,000,000 in the case of the Second Milestone Event and $10,000,000 in the case of the Third Milestone Event or (B) Milestone Consideration Shares applicable in respect of such Milestone Event or (C) a combination of (A) and (B), and (ii) the Commercial Milestone Consideration. The amount of  Milestone Consideration shall be reduced by  any “Category 3” transaction liabilities described in the Schedule of Closing Cash, Liabilities and Indebtedness that are payable as a result of such Milestone Event.
“Milestone Consideration Shares” means the number of shares of Purchaser Common Stock issuable as a result of the occurrence of each Milestone Event, in the following amounts:

(i)	upon the First Milestone Event, shares of Purchaser Common Stock having a Deemed Share Value in the aggregate of $20,000,000;

(ii)	upon the Second Milestone Event, shares of Purchaser Common Stock having a Deemed Share Value in the aggregate of $10,000,000;

(iii)	upon the Third Milestone Event, shares of Purchaser Common Stock having a Deemed Share Value in the aggregate of $10,000,000; and

(iv)
upon a Sale of the Purchaser or the Company, whichever occurs first, if the amount of aggregate closing consideration (without regard to any milestone or other contingent payments) received by Purchaser or its shareholders, as applicable, in connection with such Sale exceeds the market capitalization thresholds for any applicable First, Second or Third Milestone Event, cash or shares of Purchaser Common Stock equal to the Milestone Consideration applicable for such First, Second or Third Milestone Event, as the case may be.  Notwithstanding the foregoing, if prior to such Sale, one or more Milestone Events have previously occurred, no additional Milestone Consideration shall be payable in respect of such Sale unless such Sale would constitute a Milestone Event that has not previously occurred. Following payment of Milestone Consideration upon a Sale of the Purchaser or the Company, Purchaser’s obligation to pay additional Milestone Consideration will thereupon terminate. Payment of Milestone Consideration in connection with a Sale of Purchaser shall be made, in the sole discretion of Purchaser, (i) in cash, (ii) in Milestone Consideration Shares paid immediately prior to the consummation of such Sale or (iii) if Purchaser will not be a publicly-traded company following consummation of such Sale, or in publicly traded shares of an entity that acquires Purchaser in such Sale.

Notwithstanding the foregoing, the total number of Consideration Shares, in the aggregate, to be issued pursuant to this Agreement shall not exceed 19.9% of Purchaser’s issued and outstanding shares of voting stock as of the Closing Date unless Purchaser has theretofore met the requirements, if any, of the Nasdaq Capital Market to issue shares of Purchaser Common Stock in excess thereof. In the event that this limitation applies to the payment of any Milestone Consideration Shares, Purchaser shall make the difference owing for such Milestone Consideration in cash.
“Milestone Event” means the occurrence of the following events:

(i)
the closing market capitalization of the Purchaser on the Nasdaq Capital Market exceeds $300,000,000 for ten (10) consecutive Trading Days (the “First Milestone Event”) prior to the earlier of (i) the fifth (5th) anniversary of the Closing Date or (ii) the Sale of the Company or (iii) the Sale of the Purchaser;

(ii)
the closing market capitalization of the Purchaser on the Nasdaq Capital Market exceeds $750,000,000 for thirty (30) consecutive Trading Days (the “Second Milestone Event”) prior to the earlier of (i) the tenth (10th) anniversary of the Closing Date or (ii) the Sale of the Company or (iii) the Sale of the Purchaser;

(iii)
the closing market capitalization of the Purchaser on the Nasdaq Capital Market exceeds $1,000,000,000 for thirty (30) consecutive Trading Days (the “Third Milestone Event”) prior to the earlier of (i) the tenth (10th) anniversary of the Closing Date, or (ii) the Sale of the Company or (iii) the Sale of the Purchaser;

(iv)	the Commercial Milestone Event;

(v)	a Sale of the Purchaser or the Company, whichever occurs first.
“New Litigation Claim” has the meaning set forth in Section 5.3(c).
“Noncompetition Period” has the meaning set forth in Section 5.17(b).
“Noteholders” has the meaning set forth in the Recitals.
“Objection Notice” has the meaning set forth in Section 8.5(a).
“Options” means rights to acquire Company Ordinary Shares granted to the directors, officers, employees and consultants of the Company pursuant to a Company Stock Plan.
“Order” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, determination, award, assessment or binding agreement issued, promulgated or entered by or with any Governmental Authority.
“Permit” means any approval, authorization, consent, franchise, license, permit or certificate by any Governmental Authority.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, joint venture, trust, firm, association or other legal or Governmental Authority.
“Potential Claim” has the meaning set forth in Section 5.12(a).
“Pre-Closing Period” means any taxable period ending on or before the Closing Date.
“Proprietary Information” has the meaning set forth in Section 5.4(c).
“Purchase Price” has the meaning set forth in Section 1.1(b).
“Purchaser” has the meanings set forth in the Preamble and, solely for purposes of Article 8, Section 8.2(a).
“Purchaser Common Stock” means the common stock of Purchaser, par value $.01 per share.
“Purchaser SEC Reports” has the meaning set forth in Section 4.4.
“Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority, including any of the following: (1) issued Patents and Patent applications; (2) Trademark registrations, renewals and applications; (3) Copyright registrations and applications; and (4) Domain Name registrations.
“Related Party” has the meaning set forth in Section 2.13.
“Released Matters” has the meaning set forth in Section 5.12(a).

“Released Parties” has the meaning set forth in Section 5.12(a).
“Releasing Parties” has the meaning set forth in Section 5.12(a).
“Representative” means VISCHER AG, represented by Dr. Matthias Staehelinas, as of the date hereof and any successor appointed pursuant to Section 8.8(a).
“Representative Expenses” has the meaning set forth in Section 8.8(d).
“Resale Registration Statement” has the meaning set forth in Section 5.14.
“Sale” means the acquisition of any securities of Purchaser or the Company, the merger or consolidation of Purchaser or the Company with or into any other Person, or the sale, lease or other disposition by Purchaser or the Company of all or substantially all of its assets, unless the stockholders of Purchaser or the Company, as applicable, before giving effect to such acquisition of securities, merger, consolidation, sale, lease or other disposition of assets, beneficially own at least fifty percent (50%) of the outstanding shares of capital stock of, or other equity interests in, the surviving or acquiring corporation or entity (calculated on a fully diluted basis).
“Schedule of Closing Cash, Liabilities and Indebtedness” has the meaning set forth in Section 1.7.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Shareholder Affiliate” has the meaning set forth in Section 5.12(a).
“Shareholders” has the meaning set forth in the Preamble.
“Shareholders Agreement” means any and all shareholders’ agreements in place between the Shareholders or any of them, including, without limitation, that certain Shareholders’ Agreement made as of December 8, 2006 as amended to date by and among the Company and the Shareholders named therein.
“Shares” means Company Ordinary Shares, Company Series A Shares and Company Series B Shares.
“Spreadsheet” has the meaning set forth in Section 5.8.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Sub-leases” means the Contracts set forth in Section 2.20(a) of the Company Disclosure Letter.
“Subsidiary” of any Person means any other Person (1) of which the first Person owns directly or indirectly 50 percent or more of the equity interest in the other Person or (2) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50 percent of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries or (3) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.
“Tax” has the meaning set forth in Section 2.10(a).
“Tax Authority” has the meaning set forth in Section 2.10(a).
“Tax Benefit” means the actual reduction in cash of Taxes paid based on the actual Taxes paid compared to a hypothetical calculation that omits the relevant item of deduction or loss.
“Tax Return” has the meaning set forth in Section 2.10(a).
“Tax Sharing Agreement” means any Tax sharing agreement, Tax indemnity obligation in favor of any Person or similar agreement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Tax Authority); provided, however, that a Tax Sharing Agreement does not include (i) this Agreement, (ii) any Contracts entered into in the ordinary course of business (including, but not limited to, Contracts to buy and sell products entered into in the ordinary course of business) or (iii) Contracts for which the primary purpose is not Taxes (e.g., any loan documents).
“Termination Date” has the meaning set forth in Section 7.1(b).
“Third Party Claim” has the meaning set forth in Section 8.7(a).
“Trading Day” means a day on which the Nasdaq Capital Market is open for trading.
“Transactions” means the transactions to be effected pursuant to this Agreement.
“Transfer Taxes” has the meaning set forth in Section 5.11.
“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.
Section 9.2    Terms Generally; Interpretation. Except to the extent that the context otherwise requires:
(o)    the parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision hereof; no prior draft of this

Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof;
(p)    the contents of the Company Disclosure Letter and the other Schedules form an integral part of this Agreement and any reference to “this Agreement” shall be deemed to include the Schedules; and
(q)    all references to currency, monetary values, and dollars set forth herein shall mean United States dollars, unless expressly stated to be in another currency.
Section 9.3    Notices. All notices, deliveries and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, telecopied or delivered by globally recognized express delivery service to the parties at the addresses or facsimile numbers set forth below or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy, on the Business Day after the day that the party giving notice receives electronic confirmation of sending from the sending telecopy machine, and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.
(f)    if to Purchaser:
Agenus, Inc.
3 Forbes Road
Lexington, Massachusetts 02421
Attention: Legal Department
Facsimile: 781-674-4200
with a copy (which will not constitute notice) to:
Choate, Hall & Stewart, LLP
Two International Place
Boston, Massachusetts 02110
Attention: William B. Asher, Jr.
Facsimile: 617-248-4000
(g)    if to the Company:
4-Antibody AG
Hochbergerstrasse 60C
CH-4057 Basel
Switzerland
Attention: Robert Burns
Facsimile: 41(0)61 633 22 61

With a copy (which will not constitute notice) to

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: Jeff Legault
Facsimile: 212-5215450

(h)    if to a Shareholder, to the address set forth below such Shareholder’s name on the signature pages attached to this Agreement, with copies (which will not constitute notice) to the Representative:
(i)    if to Representative:
VISCHER Ltd
Attn. Dr. Matthias Staehelin
Aeschenvorstadt 4,
CH-4051 Basel, Switzerland
fax: +41 58 211 33 10

with a copy (which will not constitute notice) to:

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: Jeff Legault
Facsimile: 212-5215450
Section 9.4    Severability. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable in any situation in any jurisdiction, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. If the final judgment of such court declares that any term or provision hereof is invalid, void or unenforceable, the parties agree to, as applicable, (a) reduce the scope, duration, area or applicability of the term or provision, (b) delete specific words or phrases, or (c) replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid, illegal or unenforceable term or provision.
Section 9.5    Entire Agreement. This Agreement, the Confidentiality Agreement and the documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all exhibits and schedules hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including e-mail) and undertakings, both written and oral, between the Company, Shareholders or Representative on the one hand, and Purchaser, on the other hand, with respect to the subject matter hereof, except for the Confidentiality Agreement, which will continue in full force and effect, and will survive any termination of this Agreement, in accordance with its terms. The parties thereto acknowledge and agree that the Shareholders’ Agreement will terminate on Closing.
Section 9.6    Assignment. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any party to this Agreement by operation of Law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void, except that the rights and obligations of the Representative may be assigned and delegated pursuant to Section 8.8(a).
Section 9.7    No Third-Party Beneficiaries. Except as provided in Article 8 and Section 5.23, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.8    Governing Law and Arbitration. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than the State of Delaware. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (ICC). The arbitral tribunal shall be composed of three arbitrators. The place of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. This notwithstanding, a Party shall not be prevented from disclosing such information in order to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a competent judicial authority, or if the Party is obliged to so disclose pursuant to statute, regulation, by a governmental authority, stock exchange or similar body. By agreeing to arbitration pursuant to this clause, the Parties waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, insofar as such waiver may be validly made.
Section 9.9    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Purchaser, the Shareholders and the Representative have caused this Agreement to be executed as of the date first written above by them or their respective officers or trustees thereunto duly authorized.

AGENUS INC. By:___/s/ Garo H. Armen_________________ Name: Garo H. Armen Title: Chairman & CEO 4-ANTIBODY AG By: ___/s/ Marc Van Dijk________________ Name: Marc Van Dijk Title: CTO

VISCHER AG, as the Representative By: ____/s/ Matthias Staehelin__________ Name: Dr. Matthias Staehelin

ADVENT PRIVATE EQUITY FUND IV
By: Advent Venture Partners LLP, its Partner

By: ___/s/ Shahzad Malik______________
Name: Shahzad Malik
Title: Partner

ADVENT MANAGEMENT IV LIMITED PARTNERSHIP
By: Advent Venture Partners LLP, its Partner

By: ____/s/ Shahzad Malik______________
Name: Shahzad Malik
Title: Partner

BIOMEDINVEST I LIMITED

By: _____/s/ Kevin Gilligan______________
Name: Kevin Gilligan
Title: Director

GRAZIA EQUITY GMBH

By: ____/s/ Alexander Rauschenbusch______
Name: Alexander Rauschenbusch
Title: Managing Director

LIFE SCIENCES PARTNERS II BV

By: ___/s/ Martyn Kleijwegt and Rene Kuijten
Name: LSP II Management BV
Title: Managing Director
Name: Martyn Kleijwegt and Rene Kuijten

MULLIGAN BIOCAPITAL GMBH

By: ______/s/ H.H. Munchmeyer
Name: H.H. Munchmeyer
Title: Managing Director

_________________________________
DR. ULF GRAWUNDER

_________________________________
DR. DIRK HAASNER

/s/ Fritz Melchers___________________
PROF DR. FRITZ MELCHERS

_________________________________
DR. SIJMEN DE VRIES

___/s/ Matthias Staehelin_by proxy_____
MARLENE PORSCHE

_________________________________
DR. DAAN ELLENS

_________________________________
ERBENGEMEINSCHAFT JOACHIM THEYE

_________________________________
PROF. H.C. LOTHAR SPÄTH

_____/s/ Marcus Van Dijk_____________
DR. MARCUS VAN DIJK

______/s/ Robert Burns_______________
DR. ROBERT FORBES BURNS

Exhibit A
Spreadsheet
HOLDERS OF COMPANY SECURITIES

Name of Security Holder	Mailing Address
Dr. Marcus van Dijk
Dr. Sijmen de Vries
Dr. Daan Ellens
Dr. Ulf Grawunder
Dr. Dirk Haasner
Prof. Dr. Georg Friedrich Melchers
Marlene Porsche
Prof. Dr. h.c. Lothar Späth
Community of Heirs of Dr. Theye
Advent Private Equity Fund IV
Advent Management IV Limited Partnership
BioMedInvest I Ltd.
Grazia Equity GmbH
Life Sciences Partners II BV
Mulligan Biocapital GmbH
Dr. Robert Burns
Dr. Sarah Thompson
Jens Wurlitzer
Dr. Bernd Weigle

Exhibit B
Closing Deliveries
The Purchaser shall deliver or cause to be delivered to the Representative the following items:

1.	the written consent of the board of directors of the Purchaser authorizing and approving the execution, delivery and performance of the Agreement and the Transactions.
The Shareholders shall deliver or cause to be delivered to Purchaser the following items:

1.	Executed signature pages to this Agreement for Shareholders holding not less than 95% of the outstanding Shares;

2.	the shareholders’ register of the Company, with Purchaser duly entered as holder of the Shares;

3.
letters of resignation, in a form acceptable to Purchaser, effective immediately before the Closing, duly executed by each of the directors and officers of the Company, pursuant to which each of them resign on the Closing Date without any claim for remuneration or other compensation; and

4.	each other document, agreement or item required to be delivered to Purchaser or Purchaser under Section 1.2 or as a condition to closing under Article 6.